EXHIBIT 99.(a)(1)(A)

AMERICAN CAPITAL STRATEGIES, LTD.

2 BETHESDA METRO CENTER

14th FLOOR

BETHESDA, MD 20814

OFFER TO AMEND ELIGIBLE OPTIONS

August 29, 2007

AMERICAN CAPITAL STRATEGIES, LTD.

OFFER TO AMEND ELIGIBLE OPTIONS

THE OFFER EXPIRES AT 11:59 P.M., EASTERN TIME, ON OCTOBER 1, 2007,

UNLESS THE OFFER PERIOD IS EXTENDED

As more fully described in the attached disclosure document for the Offer to Amend Eligible Options (the “Offering Memorandum”), American Capital Strategies, Ltd. (“American Capital” or the “Company”) is offering eligible optionholders the opportunity to amend certain stock options to purchase American Capital common stock in order to increase the exercise price of those options. The amendment is intended to limit the potential adverse personal tax consequences that may apply to these stock options under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued by the U.S. Department of the Treasury (the “Treasury Department”) and the U.S. Internal Revenue Service (the “IRS”). We are making the offer upon the terms and subject to the conditions described in this Offering Memorandum, including the conditions described in Section 7 of this Offering Memorandum (the “Offer”).

The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on October 1, 2007. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

The Company granted the stock options that are the subject to this Offer under either the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as amended (the “2003 Plan”) or the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended (the “2004 Plan”, each, a “Plan” and together, the “Plans”). Certain options granted under these Plans, and only under the Plans, prior to April 2005, had their exercise price reduced subsequent to the date of grant to reflect the payment of cash dividends. Options granted under the Plans after March 2005 and options granted under other Company incentive plans are not affected.

The Company granted options under the Plans with a per-share exercise price equal to the fair market value of a share of Company stock on the date of grant. However, under the terms of the Plans, the per-share exercise price of the options was subsequently reduced by an amount equal to the per-share amount of any dividend paid by the Company following the grant date of the option. The Company suspended this feature in 2005 and made the last dividend reduction in April 2005. As noted above, options granted under the Plans after March 2005 did not have their exercise price reduced and thus are not subject to the Offer. American Capital treats each option with the declining exercise price feature that had its exercise price reduced as a nonqualified option (whether or not the option was deemed or identified as an incentive stock option at the time of grant or in the award agreement).

This Offer applies only to the portion of an outstanding stock option granted under one of the Plans that had its exercise price reduced and meets all of the following criteria (an “Eligible Option” or the “Eligible Options”):

•	it continues to be beneficially owned by the optionee; and

•	it vested or will vest after December 31, 2004; and

•	it is still outstanding and unexercised as of the “Expiration Time.”

In order to accept this Offer, you must be an employee of American Capital at the Expiration Time (an “Eligible Optionee”). Our executive officers will not participate in this Offer, although it is expected that they will be given a later opportunity to amend the exercise price of their options on the same terms as those made available to all other Eligible Optionees. Our executive officers will therefore not be Eligible Optionees.

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Acceptance of this Offer will not affect the exercise price of any options vested no later than December 31, 2004. Under the currently available guidance under Section 409A, options vested no later than December 31, 2004 are not subject to Section 409A and therefore are not eligible to participate in this Offer.

The Offer is being conducted to address certain potential adverse personal federal income tax consequences under Section 409A with respect to Eligible Options. Through the first quarter of 2005, under the terms of the Plans, the exercise price at the date of grant was reduced by the same amount of any dividend paid by the Company following the grant date. Under final regulations under Section 409A, which will become effective on January 1, 2008, those Eligible Options, because of the declining exercise price feature, are treated by the final regulations as having an exercise price that is less than the fair market value of the American Capital common stock on the date of grant. As a result, these stock options may be subject to adverse personal federal income tax consequences under Section 409A. These adverse personal federal income tax consequences, discussed in greater detail in Section 12 of this Offering Memorandum, may include an obligation to recognize ordinary income at your usual tax rate, plus an additional 20% federal income tax, plus certain additional taxes, regardless of whether you ever exercise the option.

Under the currently available guidance for Section 409A, Eligible Optionees may be able to avoid or minimize the adverse personal tax consequences of Section 409A if they accept changes to Eligible Options. Accordingly, the Company is offering to amend your Eligible Options to increase the exercise price to its original exercise price (the “Adjusted Exercise Price”) so that your Eligible Option should no longer be subject to the adverse personal tax consequences of Section 409A. The Company cannot advise you with respect to the application of any state, local or foreign taxes. See Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29.

If you are an Eligible Optionee, then you should have received, together with this Offering Memorandum, a notice of the Offer and a personal Election Form (in the form of Attachment B hereto) that describes your Eligible Options (the “Election Form”). If you believe you may be an Eligible Optionee and have not yet received your personalized Election Form, please contact Sandra Sussman in the Human Resources Department immediately. If you have properly accepted this Offer, your Eligible Options will be deemed to be amended, effective as of the Expiration Time to reflect the Adjusted Exercise Price and to no longer have a declining exercise price feature. We will send you an Election Confirmation Statement (in the form of Attachment D hereto) confirming your election within three business days after we receive your Election Form (or a change to your election).

If you accept the terms of this Offer, the Company will also make a cash payment to you (subject to applicable withholding taxes) in 2008, payable on or about January 18, 2008 (the “Cash Payment”). The cash payment for each of your Eligible Options will be based on the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the current exercise price of the Eligible Option that reflects a reduction for dividends paid. The Black-Scholes formula is a method of valuing options and calculating the net present value of options at different periods. American Capital uses a Black-Scholes pricing model in calculating its stock option expense for the preparation of its financial statements.

Example: You received an option to purchase 1,000 shares of American Capital stock, at an exercise price of $25.00 per share, on September 1, 2003. Between September 1, 2003 and April 1, 2005, the Company paid an aggregate of $5.00 in dividends, therefore reducing your exercise price per share to $20.00. The Black-Scholes difference between the Adjusted Exercise Price and the current exercise price is $4.67. Your Cash Payment would be $4,670 (representing $4.67 x 1,000 shares), less applicable taxes and withholdings.

Promptly following the expiration of the Offer, the Company will send each Eligible Optionee who has accepted the Offer a “Final Election Confirmation Statement” (in substantially the form of Attachment E) that will contain a “Promise to Make Cash Payment” in January 2008 whether or not you are employed by American Capital on the payment date. The delay in the cash payment is required by the applicable provisions of Section 409A.

You are not required to accept this Offer and amend your Eligible Options. You should be aware that adverse personal federal income tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise. Before deciding whether to tender your Eligible Options for amendment, you should carefully review this Offering Memorandum, as well as the information on American Capital and its business and financial status to which we refer you in this Offering Memorandum.

If you accept this Offer, all of your Eligible Options will be amended. If you have more than one stock option grant, you may hold both Eligible Options and options that are not affected by Section 409A. Your personalized Election Form will identify which of your stock options are Eligible Options for purposes of this Offer.

ALTHOUGH THE BOARD OF DIRECTORS HAS APPROVED THE OFFER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER AND AMEND YOUR ELIGIBLE OPTIONS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO AMEND YOUR ELIGIBLE OPTIONS. YOU SHOULD CAREFULLY REVIEW THIS OFFERING MEMORANDUM IN ITS ENTIRETY BEFORE DECIDING WHETHER TO ELECT TO AMEND YOUR ELIGIBLE OPTIONS. WE RECOMMEND THAT YOU CONSULT WITH YOUR PERSONAL FINANCIAL, LEGAL AND TAX ADVISORS TO DETERMINE THE CONSEQUENCES OF ELECTING OR DECLINING TO PARTICIPATE IN THE OFFER.

We will assess whether we are permitted to make the Offer in all jurisdictions. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will requests for amendments be accepted, from or on behalf of Eligible Optionees in such jurisdiction. At our discretion, however, we may take any actions necessary or desirable for us to make this Offer legally available to Eligible Optionees in any jurisdiction.

Shares of our common stock are quoted on the Nasdaq Global Select Market (“NASDAQ”) under the symbol “ACAS.” On August 21, 2007, the closing price of our common stock as reported on NASDAQ was $40.72 per share. As of August 21, 2007, options to purchase 3,451,111 shares of our common stock were issued and outstanding under the Plans, including the Eligible Options to purchase up to 1,426,815 shares of our common stock. This Offer is not conditioned upon the acceptance of the Offer with respect to a minimum number of Eligible Options.

You should direct questions about the Offer and requests for assistance in completing the necessary forms to Sandra Sussman in the Human Resources Department. For information regarding your vesting and/or exercise activity, please go to www.BenefitAccess.com or contact Sandra Sussman in the Human Resources Department.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (“SEC”) nor has the SEC passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense. In the event of any conflict between this documentation and the rules of the applicable Plans or any applicable legislation, the rules or legislation (as the case may be) will take precedence. All references to taxation consequences are for guidance only. We recommend that you consult with your personal tax advisor to determine the tax consequences of electing or declining to participate in the Offer.

IMPORTANT

Whether you accept this Offer or not, you must complete and submit an Election Form that sets forth your election for your Eligible Options. The form of Election Form attached as Attachment B hereto and your personalized Election Form, which will be sent to your home address or hand-delivered to you, must be submitted by any of the following methods to Sandra Sussman in the Human Resources Department: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor, Bethesda, MD 20814, Attention: Sandra Sussman. Your completed Election Form, and any subsequent change thereto, must be received by 11:59 p.m., Eastern Time, on October 1, 2007 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in this Offering Memorandum (including the Attachments hereto). If anyone makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by American Capital. We recommend that you consult with your financial, legal and tax advisors to determine the tax and other consequences to you of electing or declining to participate in the Offer.

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RISK FACTORS RELATING TO THE OFFER

Participation in this Offer involves a number of potential risks.

This section highlights the material risks of accepting the Offer and tendering your Eligible Option for amendment. You should carefully consider these risk factors relating to the Offer and the risk factors relating to our business and financial condition. You also should carefully read the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments to this Offering Memorandum) before deciding to accept the Offer.

Procedural Risks

You are responsible for making sure that you have made an accurate and complete election prior to the Expiration Time. You should make a copy of each Election Form that you submit, the “delivery receipt” that you receive upon your submission and each Election Confirmation Statement and Final Election Confirmation Statement that you receive. You must submit all Election Forms to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman.

Your Election Form, and any subsequent change, must be received by 11:59 p.m., Eastern Time, on October 1, 2007 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

An Election Confirmation Statement confirming your election will be mailed to you within three business days after we receive your Election Form (or a change to your election) and then a Final Election Confirmation Statement will be mailed to you within three business days after the Expiration Time. In the event that you do not receive the Election Confirmation Statement or the Final Election Confirmation Statement confirming your elections in the time frames described above, you must send copies of your Election Form and delivery receipts and any Election Confirmation Statement or Final Election Confirmation Statement that you did receive, to Sandra Sussman in the Human Resources Department, by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman, to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive your Election Confirmation Statement or your Final Election Confirmation Statement, please send an email to Sandra Sussman.

Business-Related Risks

In addition to those risks discussed above, you are encouraged to read the risk factors outlined in our periodic and other reports filed with the SEC, including those in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC on March 1, 2007, our Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the SEC on May 10, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 9, 2007 which are incorporated by reference herein. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the risks actually occur, our business could be harmed. In that event, the trading price of our common stock could decline.

Tax Risk

Section 12 of this Offering Memorandum describes the material U.S. federal income tax consequences if you participate in the Offer and if you do not participate in the Offer. You should review Section 12 carefully and we strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of the Offer applicable to your particular situation.

The Company believes that the Offer complies in good faith with the applicable Treasury Department and IRS transition relief for replacing, before the end of 2007, an option that may be subject to Section 409A with an option that is exempt from Section 409A. However, there can be no guarantee that the IRS or a court would agree. In the event the Offer were held not to comply with the applicable guidance, it is possible that, if you accept the Offer, both the Eligible Options that are amended pursuant to this Offer (the “Amended Options”) and the Cash Payment may be subject to adverse federal income tax treatment under Section 409A.

OFFERING MEMORANDUM

FOR

OFFER TO AMEND ELIGIBLE OPTIONS

SUMMARY TERM SHEET AND FREQUENTLY ASKED QUESTIONS

This section provides a table describing the material terms of the Offer and then reviews, in question-and-answer format, the material terms of the Offer. The complete description of the Offer begins on page 16 of this Offering Memorandum. Because this summary does not contain all of the information you should consider in deciding whether to accept the Offer, you should read carefully the remainder of this Offering Memorandum (including the Exhibits to the Schedule TO available at www.sec.gov and Attachments hereto), as well as the information to which we refer you. The Offer is made subject to the terms and conditions of these documents, as they may be amended. You should also review and consider the risks detailed in the section above entitled “Risk Factors Relating to the Offer.”

Summary of Material Terms of the Offer

Eligible Options

Eligible Options means the portions of those stock options granted under either the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as amended (the “2003 Plan”) or the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended (the “2004 Plan”, each, a “Plan” and together, the “Plans”), that had their exercise prices reduced and meet all of the following criteria: (1) vested or are scheduled to vest after December 31, 2004, (2) were granted to, and remain beneficially owned by, an Eligible Optionee and (3) remain outstanding and unexercised as of the Expiration Time.

Eligible Optionees	All individuals who were granted one or more Eligible Options and who, as of the Expiration Time, are current employees of American Capital other than executive officers.

Expiration Time

The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on October 1, 2007. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

Proposed Amendment

If you accept the offer, your Eligible Options will be deemed to be amended, effective as of the Expiration Time, to reflect the price of the option at the original date of grant, prior to any dividend payment reduction (the “Adjusted Exercise Price”), and to no longer have a declining exercise price feature. The other material terms and conditions of the Eligible Options, including the options’ respective vesting schedules and expiration dates, will not be affected by the Offer.

Cash Payment

For each Eligible Option tendered and accepted under the Offer, Eligible Optionees will receive a cash payment (subject to all applicable tax withholding) in 2008 equal to the “Black-Scholes Price Differential” (multiplied by the total number of shares (including any unvested shares)) subject to the Eligible Option (the

“Cash Payment”). The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the current exercise price of the Eligible Option that reflects a reduction for dividends paid. The Cash Payment is not subject to vesting (i.e., continued employment) and will be made on or about January 18, 2008.

Other Options	Options that do not meet the criteria for Eligible Options are not subject to the offer and will remain outstanding.

Frequently Asked Questions

General Questions about Section 409A and the Offer

Please see the following sections of the Offering Memorandum for more information on Section 409A: Section 2, Purpose of the Offer, beginning on page 20 and Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 29. Please also see the following section of the Offering Memorandum for further details about the terms and conditions of the Offer: Section 1, Eligible Optionees; Eligible Options; the Proposed Amendment; Additional Considerations; the Amended Options; Expiration and Extension of Offer, beginning on page 16.

Q1: What questions and answers can I find below regarding the Offer?

General Questions about Section 409A and the Offer

Q2: Why is American Capital making the Offer?

Q3: What is Section 409A?

Q4: Are the Eligible Options deemed to be nonqualified deferred compensation under Section 409A?

Q5: Why may American Capital stock options be deemed to have been granted at a discount for purposes of Section 409A?

Q6: What is the Offer?

Q7: Which American Capital stock options are subject to the Offer?

Q8: Am I an Eligible Optionee?

Q9: If I live outside of the United States, may I participate in the Offer?

Q10: Does the Offer apply to shares of American Capital common stock that I currently own?

Q11: What is a “grandfathered” option?

Q12: Will the vesting of my Eligible Options change if I participate in the Offer?

Q13: Will the number of shares subject to my Eligible Options change if I participate in the Offer?

Q14: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Options? What does “tender” mean?

Q15: Are American Capital’s executive officers participating in the Offer?

Questions About the Adjusted Exercise Price

Q16: What is the “Adjusted Exercise Price”?

Q17: If I elect to amend my Eligible Options, does the Adjusted Exercise Price apply to any remaining portion of the original option that is not an Eligible Option?

Q18: If I elect to amend my Eligible Options, when can I exercise?

Questions About the Cash Payment

Q19: How is the Cash Payment calculated?

Q20: Why am I not receiving the full value of the decrease in the exercise price?

Q21: When will I be paid the Cash Payment?

Q22: Is the Cash Payment subject to vesting? Will I receive the Cash Payment if my employment terminates before I fully vest in the shares subject to the Amended Options or before the Cash Payment is paid?

Q23: Do I receive the Cash Payment even if I never exercise the Amended Options?

Q24: Will I be taxed on the Cash Payment?

Questions About Deciding Whether to Participate in the Offer

Q25: Am I required to participate in the Offer?

Q26: If I accept the Offer, am I guaranteed that my Eligible Options will not be subject to the adverse personal federal income tax consequences under Section 409A?

Q27: If I choose to participate in the Offer, am I required to amend all of my Eligible Options?

Q28: What happens if I hold Eligible Options and I do not participate in the Offer?

Q29: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from American Capital?

Q30: What does American Capital think of the Offer?

Q31: Can anyone at American Capital help me decide whether I should participate in the Offer?

Q32: What risks should I consider in deciding whether to participate in the Offer?

Q33: How might stock price fluctuations in the future impact my decision?

Q34: Where can I find more information about the Offer?

Questions About the Process of Making an Election Under the Offer

Q35: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

Q36: If I am an Eligible Optionee but I do NOT want to amend my Eligible Options, do I need to fill out an Election Form?

Q37: During what period of time may I make my election?

Q38: How will I know if the period of time during which the Offer will remain open is extended?

Q39: What happens if my employment with American Capital terminates prior to the Expiration Time?

Q40: Can I change my election after I have submitted my Election Form?

Q41: Can I exercise my Eligible Options prior to the Expiration Time?

Q42: Will American Capital tell me if there is a problem with my Election Form?

Q43: How will I know if I have properly accepted the Offer?

Q44: If I accept the Offer, when will my Eligible Options be amended?

Q45: Is there any reason why my Eligible Options would not be amended if I make an election to accept the Offer?

Questions About the Tax Consequences of the Offer

Q46: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

Q47: What are the tax consequences to me if I accept the Offer and amend my Eligible Options?

Q48: What happens if the Internal Revenue Code or tax rules change again?

Q2: Why is American Capital making the Offer?

Following the issuance of final new tax regulations under Section 409A by the Internal Revenue Service (“IRS”) in April 2007 regarding the tax treatment of certain forms of equity-based awards deemed to be nonqualified deferred compensation, American Capital’s Board of Directors and management reviewed the terms of stock options granted under the Plans. Some of the options granted included a declining exercise price feature. In other words, through April 2005, we decreased the exercise price of the options granted pursuant to the Plans each time American Capital paid a cash dividend to holders of outstanding common stock, in an amount equal to the per share amount of the dividend.

Under the final Section 409A regulations, which will become effective on January 1, 2008, an option is subject to Section 409A if the per-share exercise price of the option is, or ever could be, less than the fair market value of a share of the stock subject to the option on the date of grant (a “discounted option”). In general, a discounted option will fail to satisfy Section 409A’s requirements and may be subject to adverse tax treatment under Section 409A. Under transition relief provided by the Treasury Department and the IRS in order to allow taxpayers to avoid adverse tax treatment under Section 409A, a discounted option may be replaced during 2007 with an option that has a per-share exercise price at least equal to the fair market value of a share of stock on the original date of grant, provided that certain conditions are met.

The Offer is being made based on a good faith interpretation of the Section 409A transition relief, to permit certain holders (the Eligible Optionees) of those affected options (the Eligible Options) to address the potential adverse personal federal income tax consequences that may apply to their Eligible Options under Section 409A. By amending such options, Eligible Optionees should be able to minimize or avoid the application of such adverse federal income tax treatment. However, you should note that it is possible that the IRS or a court could take a contrary view and we make no representations as to the effect of this Offer under Section 409A or the effect of the Offer under any state, local of foreign tax laws.

Q3: What is Section 409A?

Effective January 1, 2005, Section 409A was added to the Internal Revenue Code (the “Code”) by the American Jobs Creation Act of 2004 (the “AJCA”) to address perceived abuses in nonqualified deferred compensation by restricting election and distribution alternatives. Under the AJCA, as interpreted by the Treasury Department and the IRS, nonqualified deferred compensation generally includes stock options with an exercise price that is less, or may become less, than the fair market value of the underlying common stock on the date of grant to the extent such options were unvested on December 31, 2004.

Q4: Are the Eligible Options deemed to be nonqualified deferred compensation under Section 409A?

Under the final Section 409A regulations (which will become effective on January 1, 2008), the Eligible Options will be deemed to be nonqualified deferred compensation unless amended during 2007 in accordance with available transition relief to be exempt from Section 409A. Based on the final IRS regulations and currently available guidance, we believe that optionholders would be subject to the following adverse U.S. federal tax consequences if the options are outstanding on January 1, 2008 and are not timely amended, under the transition relief, to be exempt from Section 409A.

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The optionholder would generally recognize taxable income both in the tax year when the option vests (or, if already vested, 2008) and in the tax year when the option is exercised. Although the IRS has not issued final regulations addressing the tax consequences associated with an option that fails to comply with Section 409A, it appears that (a) the amount of income an optionholder would recognize in connection with the vesting of the option may be the “spread” on the option (i.e., the difference between the aggregate exercise price of the option and the fair market value of the shares covered by the option) on December 31 of the year of vesting, and (b) the amount of income recognized upon exercise of the option may be equal to the fair market value of the purchased shares at the time of exercise, less the sum of the exercise price and any income previously recognized in connection with the vesting of the option. In addition, under Section 409A’s plan aggregation rules, the optionholder would be required to recognize income upon the vesting of any other American Capital awards that the optionholder holds that are “stock rights” under Section 409A and not exempt from Section 409A.

•	The optionholder would incur a twenty percent (20%) tax, in addition to ordinary income taxes, on the income recognized upon the vesting or exercise of the option.

•	The optionholder may also be liable for an additional tax measured by applying a Section 409A specified interest rate to unpaid taxes arising under Section 409A.

It is also possible that, until the option is exercised or expires, the optionholder would be subject to the additional income taxes and penalty taxes described above on the amount of any increase in the amount of the spread on the option to the extent that it has not previously been recognized as income. While it is not clear how any future annual increases in the spread would be measured, it appears likely that it would be based on the option’s spread on December 31 of the applicable year.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state, local and foreign tax laws) on your Eligible Option. You will be solely responsible for any income taxes, penalties and interest payable under Section 409A and state, local and foreign tax laws.

Q5: Why may American Capital stock options be deemed to have been granted at a discount for purposes of Section 409A?

Under the final Section 409A regulations, which will become effective on January 1, 2008, an option is subject to Section 409A if the per-share exercise price of the option is, or ever could be, less than the fair market value of a share of the stock subject to the option on the date of grant. (See Q11 regarding grandfathered options). Although each of the Plans provide that the per-share exercise price would not be less than 100% of fair market value of a share of stock on the date of grant, the Plans (and the applicable option agreements) provide further that the per-share exercise price could be reduced by an amount equal to cash dividends paid subsequent to the date of grant. This feature was utilized through April 2005. Accordingly, the options would be considered to be “discounted” under the final Section 409A regulations. American Capital plans to amend the Plans, and any other American Capital incentive plan, which contain the declining exercise price provision in order to remove such provision.

Q6: What is the Offer?

American Capital is offering to amend the Eligible Options that may be deemed to be discounted stock options so they should no longer be subject to the adverse personal federal income tax treatment of Section 409A. Specifically, American Capital is offering to amend each Eligible Option to reset the exercise price to the original exercise price, or the Adjusted Exercise Price (as defined below).

An Eligible Option that is amended pursuant to this Offer (the “Amended Option”) will have the same other material terms and conditions as it did prior to the amendment, including the same vesting schedule and expiration date and the terms of the applicable Plan under which it was granted, except the option will have a fixed exercise price not subject to reduction in respect of the payment of cash dividends.

As an additional part of the Offer, Eligible Optionees who accept this Offer will receive a cash payment in 2008 equal to the applicable Black Scholes Price Differential of each Amended Option, multiplied by the total number of shares (including any unvested shares) subject to each Amended Option (less applicable tax withholding) (the “Cash Payment”). Eligible Optionees will be entitled to receive the Cash Payment regardless of whether they remain employed with American Capital on the actual payment date and regardless of whether the Eligible Option of the Amended Options have vested. In compliance with the applicable provisions of Section 409A, the Cash Payment will be made on or about January 18, 2008.

Q7: Which American Capital stock options are subject to the Offer?

Certain stock options that we call “Eligible Options” may be deemed to be nonqualified deferred compensation that is subject to adverse taxation under Section 409A and it is these stock options that are subject to this Offer. If you are an Eligible Optionee you should have received a personalized Election Form via delivery to your home address or hand-delivery that identifies your Eligible Options. An “Eligible Option” is any portion of a stock option that was granted to an Eligible Optionee under either the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as amended (the “2003 Plan”) or the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended (the “2004 Plan”, and each, a “Plan”, and together, the “Plans”), which had its exercise price reduced subsequent to the date of grant, and meet the following criteria:

•	it continues to be beneficially owned by the optionee; and

•	it vested or will vest after December 31, 2004; and

•	is still outstanding and unexercised as of the “Expiration Time.”

If you have a question as to whether an option that you were granted under the Plans is an Eligible Option, please send an email to Sandra Sussman at Sandra.Sussman@americancapital.com.

Q8: Am I an Eligible Optionee?

You are an Eligible Optionee if you were granted one or more Eligible Options and, as of the Expiration Time, you are a current employee of American Capital. Executive officers may not participate in the offer and are not Eligible Optionees.

If you are an Eligible Optionee, you should have received a personalized Election Form via delivery to your home address or hand-delivery that describes your Eligible Options. If you believe that you are an Eligible Optionee and have not yet received your personalized Election Form, please contact Sandra Sussman in the Human Resources Department immediately.

Q9: If I live outside of the United States, may I participate in the Offer?

If you are an Eligible Optionee who is subject to taxation in the United States, you may participate in the Offer regardless of where you live.

Q10: Does the Offer apply to shares of American Capital common stock that I currently own?

No. The Offer relates only to Eligible Options that are currently unexercised.

Q11: What is a “grandfathered” option?

According to currently available guidance under Section 409A, stock options (or any portion of a stock option) that had vested as of December 31, 2004 are exempt, or “grandfathered,” from the adverse personal tax treatment under Section 409A. These options are not part of the Offer.

Q12: Will the vesting of my Eligible Options change if I participate in the Offer?

No. Your Eligible Options, as amended by the Offer, will continue to be subject to their respective current vesting schedules.

Q13: Will the number of shares subject to my Eligible Options change if I participate in the Offer?

No. The number of shares of our common stock subject to the Eligible Options will not change, except as such number may change in accordance with the terms of the applicable Plan in the event of any change in the capitalization of American Capital between the time the Offer commences and the Expiration Time.

Q14: Why am I receiving this Offering Memorandum? Why does this Offering Memorandum refer to the “tendering” of my Eligible Options? What does “tender” mean?

We are offering to amend the Eligible Options in a way that requires the consent of the Eligible Optionee. The SEC may take the position that we are offering a new option to you in exchange for your existing option, or are asking you to “tender” your Eligible Options to us, in exchange for Amended Options. The SEC requires that if we are asking you to “tender” your Eligible Options, we must make certain filings with the SEC and provide you with disclosures such as those contained in this Offering Memorandum. The Offering Memorandum contains the official terms and conditions of our Offer.

We will occasionally refer in this document to you “tendering” your Eligible Option for amendment, by which we mean that you will deliver your Election Form to American Capital to amend your Eligible Options for acceptance upon the expiration of the Offer.

Q15: Are American Capital’s executive officers participating in the Offer?

Our executive officers will not participate in this Offer, although it is expected that they will be given a later opportunity to amend the exercise price of their options on the same terms as those made available to all Eligible Optionees.

Questions About the Adjusted Exercise Price

Q16: What is the “Adjusted Exercise Price”?

The “Adjusted Exercise Price” is the original exercise price on the date of grant, and does not include any reduction subsequently made to the original exercise price.

Q17: If I elect to amend my Eligible Options, does the Adjusted Exercise Price apply to any remaining portion of the original option that is not an Eligible Option?

No. The Adjusted Exercise Price applies only to the number of shares that are Eligible Options and that are amended pursuant to the Offer. The other shares that may be purchased upon the exercise of the Other Options will be purchased at the current (i.e., unadjusted) exercise price. The exercise prices of any Other Options that you hold will not be affected by this Offer.

Q18: If I elect to amend my Eligible Options, when can I exercise?

If you have properly accepted this Offer, your Eligible Options will be deemed to be amended, effective as of the Expiration Time (such date, the “Amendment Date”) to reflect the Adjusted Exercise Price and the elimination of the declining exercise price feature. We will send you an Election Confirmation Statement (as described below) confirming your election within three business days after we receive your election (or a change to your election) and then a Final Election Confirmation Statement within three business days after the Expiration Time. Please note that, in order to process these amendments in our stock option database, your Amended Options (or, if you do not accept the Offer, your Eligible Options) may not be exercisable for up to ten business days following the Expiration Time. Any exercise of your stock options must comply with the American Capital Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. In addition, you may not exercise unvested portions of your stock options.

Questions About the Cash Payment

Q19: How is the Cash Payment calculated?

As an additional part of the Offer, Eligible Optionees who accept this Offer to amend their Eligible Options to reflect the Adjusted Exercise Price will receive in 2008 a cash payment (subject to all applicable tax withholding) equal to the applicable Black-Scholes Price Differential (indicated in your personalized Election Form) of each Amended Option, multiplied by the total number of shares (including any unvested shares) (the “Cash Payment”). The “Black-Scholes Price Differential” for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the current exercise price of the Eligible Option that reflects a reduction for dividends paid.

Example: You received an option to purchase 1,000 shares of American Capital stock, at an exercise price of $25.00 per share, on September 1, 2003. Between September 1, 2003 and April 1, 2005, the Company paid an aggregate of $5.00 in dividends, therefore reducing your exercise price per share to $20.00. The Black-Scholes difference between the Adjusted Exercise Price and the current exercise price is $4.67. Your Cash Payment would be $4,670 (representing $4.67 x 1,000 shares), less applicable taxes and withholdings.

Q20: Why am I not receiving the full value of the decrease in the exercise price?

The Company has decided to pay each holder of Eligible Options that elects to participate a Cash Payment based on the Black-Scholes Price Differential, which, as noted above, is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the current exercise price of the Eligible Option that reflects a reduction for dividends paid. The Black-Scholes Price Differential amount is being used, instead of the full value of the decrease in the exercise price, because that is the methodology that is not expected to require the Company to record additional compensation expense in its financial statements.

Q21: When will I be paid the Cash Payment?

To comply with the applicable provisions of Section 409A as described in the most recent guidance, the Cash Payment will be made in 2008, on or about January 18, 2008. The current guidance does not allow us to make the Cash Payments in the same calendar year in which the Eligible Options are amended.

Q22: Is the Cash Payment subject to vesting? Will I receive the Cash Payment if my employment terminates before I fully vest in the shares subject to the Amended Options or before the Cash Payment is paid?

The Cash Payment is not subject to vesting or otherwise subject to forfeiture. Eligible Optionees will be entitled to receive the Cash Payment regardless of whether they remain employed with American Capital on the actual payment date and regardless of whether the Amended Options to which such payment relates have vested or ever vests.

Q23: Do I receive the Cash Payment even if I never exercise the Amended Options?

Yes. The Cash Payment will be paid in 2008, on or about January 18, 2008, regardless of whether you have exercised the Amended Option at that time and regardless of whether you ever exercise the Amended Option.

Q24: Will I be taxed on the Cash Payment?

Yes. The Cash Payment will be deemed compensation income to you in the year in which it is paid (i.e., in 2008). American Capital will withhold from the Cash Payment amounts required for employment and income taxes on the Cash Payment as required by applicable law.

Questions About Deciding Whether to Participate in the Offer

Q25: Am I required to participate in the Offer?

No. Participation in the Offer is voluntary and you are not required to amend your Eligible Options. However, at this time, American Capital considers this Offer a one-time-only opportunity, and is not considering making any additional tender offers or providing Eligible Optionees with additional opportunities to amend their Eligible Options to comply with Section 409A.

Q26: If I accept the Offer, am I guaranteed that my Eligible Options will not be subject to the adverse personal federal income tax consequences under Section 409A?

No. Although we believe that this Offer complies in good faith with available guidance to avoid or minimize the potentially adverse personal income tax consequences of Section 409A, there can be no assurance that the IRS or a court would agree.

Please see Section 12 of the Offering Memorandum, Material U.S. Federal Income Tax Consequences, beginning on page 29 for more detailed information regarding the tax consequences of this Offer.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q27: If I choose to participate in the Offer, am I required to amend all of my Eligible Options?

Yes. If you tender your Eligible Options for amendment, you must tender all of your options that qualify as Eligible Options.

Q28: What happens if I hold an Eligible Option and I do not participate in the Offer?

If you elect not to participate in the Offer, then American Capital will not amend any of your Eligible Options to reflect the new applicable Adjusted Exercise Price. In addition, you will have no right to receive any Cash Payment.

However, you should be aware that adverse personal federal income tax consequences under Section 409A may apply to your Eligible Options that are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise.

Q29: Will my decision about whether or not to participate in the Offer affect my eligibility to receive future stock option grants from American Capital?

No. Your decision to accept or reject the Offer will have no effect on your eligibility to receive additional option grants or other equity awards in the future from American Capital. Any additional equity awards granted to Eligible Optionees in the future will be made in the sole discretion of the Board, the Compensation and Corporate Governance Committee, or a duly appointed committee thereof, without regard to a decision to accept or reject the Offer.

Q30: What does American Capital think of the Offer?

Although the Board has approved the Offer, neither American Capital nor our Board makes any recommendation as to whether you should participate in the Offer. You must make your own decision as to whether to accept the Offer and amend your Eligible Options. You should carefully review this Offering Memorandum, all of the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto in their entirety before deciding whether to elect to participate in the Offer. We strongly recommend that you consult with your personal financial, tax and legal advisors in order to determine whether to accept or decline this Offer.

Q31: Can anyone at American Capital help me decide whether I should participate in the Offer?

Unfortunately, we cannot assist you. We have not authorized any person to make any recommendation on our behalf as to whether you should amend your Eligible Options pursuant to the Offer. We have not authorized anyone to give you any information or to make any representation in connection with the Offer other than the information and representations contained in the Offering Memorandum, the Attachments and the Exhibits to the Schedule TO available at www.sec.gov. If anyone (including anyone at American Capital) makes any such recommendation or representation to you or gives you any such information, you must not rely upon that recommendation, representation or information as having been authorized by American Capital.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

Q32: What risks should I consider in deciding whether to participate in the Offer?

Amending your Eligible Options pursuant to the Offer does involve some risks. In particular, if you amend your Eligible Options, you will change the exercise price of your Eligible Options and receive in 2008 a taxable cash benefit in consideration for the aggregate increase in the exercise price. In amending your Eligible Options, you should also carefully consider the risks that are part of our business and financial condition, as well as certain tax risks, which are described on page 29 of the Offering Memorandum.

Q33: How might stock price fluctuations in the future impact my decision?

While we believe that this Offer will give Eligible Optionees the opportunity to avoid or minimize the adverse personal tax consequences of Section 409A, we cannot guarantee that Eligible Optionees will ultimately be better off by holding options with the Adjusted Exercise Price than they would by not participating in the Offer, exercising at the original exercise price, and paying the resulting taxes and any associated penalties and interest charges. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the consequences of accepting or rejecting the Offer.

Q34: Where can I find more information about the Offer?

The complete terms and conditions of the Offer are set forth in the Offering Memorandum, including the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto. You should carefully read the Offering Memorandum in its entirety to learn about the Offer.

Questions About the Process of Making an Election Under the Offer

Q35: If I am an Eligible Optionee, how do I make an election to participate in the Offer?

If you are an Eligible Optionee, you should have received, together with this Offering Memorandum, a notice of the Offer and a personalized Election Form (in the form of Attachment B hereto) that describes your Eligible Options. If you believe you may be an Eligible Optionee and have not yet received your personalized Election Form, please contact Sandra Sussman in the Human Resources Department immediately.

Whether you accept the Offer or not, you must complete and submit an Election Form that sets forth your election for your Eligible Options. You must complete and sign the Election Form, and submit a copy of the completed Election Form to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman. Please use the “delivery receipt” feature if your Election

Form is submitted by email so that you have a record of delivery. If submitted by facsimile, please save the confirmation of the facsimile transmission and if you submit your Election Form by express delivery or courier service, please obtain a copy of the delivery receipt for your records. Your Election Form, and any subsequent change thereto, must be received by 11:59 p.m., Eastern Time, on October 1, 2007 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded.

In the event you do not receive a Final Election Confirmation, you will need to submit evidence that you submitted your Election Form prior to the Expiration Time.

Q36: If I am an Eligible Optionee but I do NOT want to amend my Eligible Options, do I need to fill out an Election Form?

Yes. If you are an Eligible Optionee, you must complete an Election Form even if you do not wish to amend your Eligible Options in order to formally notify American Capital that you are rejecting the Offer as to your Eligible Options.

Please note that if you do not elect to amend your Eligible Options, adverse personal tax consequences under Section 409A may apply to your Eligible Options, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise.

Q37: During what period of time may I make my election?

The Offer, your right to tender or not to tender your Eligible Options for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Options for amendment, expires at 11:59 p.m., Eastern Time, on October 1, 2007 (the “Expiration Time”), unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires. We must receive your Election Form (and any changes thereto) before the extended Expiration Time. If we do not receive your complete and signed Election Form, you will not be able to amend your Eligible Options.

Q38: How will I know if the period of time during which the Offer will remain open is extended?

If we extend the length of time during which the Offer is open, we will issue an announcement no later than 11:58 p.m., Eastern Time, on October 1, 2007. Any announcement relating to the Offer will be sent promptly to all Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change, which may include an email communication from the Company’s Human Resources Department.

Q39: What happens if my employment with American Capital terminates prior to the Expiration Time?

If your employment with American Capital terminates prior to the Expiration Time, you will no longer be an Eligible Optionee and no longer eligible to participate in the Offer. At such time as you no longer qualify as an Eligible Optionee, you will not be required to submit an Election Form.

Q40: Can I change my election after I have submitted my Election Form?

You may change your previously submitted Election Form at any time prior to the Expiration Time. You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must submit a copy of a new Election Form to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center

14th Floor Bethesda, MD 20814, Attention: Sandra Sussman. You should make a copy of your revised Election Form and retain any delivery receipts, and keep these documents with your other records for this Offer.

Q41: Can I exercise my Eligible Options prior to the Expiration Time?

You may exercise your Eligible Options during the term of the Offer, provided that such exercise complies with the existing terms of your Eligible Options, the American Capital Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. However, any election you have made to accept the Offer as to the exercised options will be null and void. Adverse personal tax consequences under Section 409A may apply to your Eligible Option that is exercised prior to the Expiration Time and therefore not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise.

Q42: Will American Capital tell me if there is a problem with my Election Form?

If you have properly submitted your Election Form, we will send you an Election Confirmation Statement within three business days after we have received your election (or change in election). If you do not receive such an Election Confirmation Statement, please contact Sandra Sussman in the Human Resources Department. Please note that American Capital is not obligated to give you notice of any defects or irregularities in any Election Form, or other related documentation, and no one at American Capital will be liable for failing to give notice of any defects or irregularities.

Q43: How will I know if I have properly accepted the Offer?

We will send you an Election Confirmation Statement confirming your election within three business days after we receive your election (or a change to your election) and then a Final Election Confirmation Statement within three business days after the Expiration Time. If you have a question prior to the Expiration Time regarding the validity of your election, please send your question to Sandra Sussman in the Human Resources Department.

American Capital will determine, in our discretion, all questions as to the form and validity, including time of receipt, of documentation related to this Offer. Our determinations regarding these matters will be final and binding.

Q44: If I accept the Offer, when will my Eligible Options be amended?

Unless we amend or terminate the Offer in accordance with its terms, if you make a valid election to amend your Eligible Options (and do not revoke that election prior to the Expiration Time), those Eligible Options will be deemed to be amended effective as of the Expiration Time to reflect the Adjusted Exercise Price and to no longer have a declining exercise price feature. Please note that, in order to process these option amendments in our stock option database, your Amended Option (or, if you decline the Offer, your Eligible Options) may not be exercisable for up to ten business days following the Expiration Time. Any exercise of your stock options must comply with the American Capital Insider Trading Policy and any interim blackout periods during which cashless exercises and sales to cover are not permitted. In addition, you may not exercise unvested portions of your stock options.

Q45: Is there any reason why my Eligible Options would not be amended if I make an election to accept the Offer?

This Offer is subject to the terms and conditions described in the Offering Memorandum. We will only accept elections as to the Eligible Options that are properly submitted for amendment and not validly withdrawn in accordance with Sections 4 and 5 of the Offering Memorandum before the Expiration Time. We may, however, reject any or all Election Forms to the extent that we determine they were not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for amendment or to the extent certain conditions described in the Offering Memorandum exist which, in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of the Offering Memorandum.

Questions About the Tax Consequences of the Offer

Q46: What are the tax consequences to me under Section 409A if I don’t accept the Offer?

If you do not accept the Offer as to your Eligible Options, you may be subject to taxation as described in Q4 above. You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A on your Eligible Options.

You will be solely responsible for any excise taxes, penalties, or interest payable under Section 409A and state, local and foreign tax laws or otherwise.

Q47: What are the tax consequences to me if I accept the Offer and amend my Eligible Options?

If you accept the Offer to amend your Eligible Options, the amendment of your Eligible Options should not be a taxable event for U.S. federal income tax purposes. We believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the potentially adverse personal federal tax consequences of Section 409A.

Q48: What happens if the Internal Revenue Code or the tax rules change again?

Although we believe that the Offer gives our Eligible Optionees an opportunity to avoid certain penalties and other adverse personal tax consequences under Section 409A in light of current guidance, we cannot guarantee that future guidance, future regulations, or other changes to Section 409A will not affect the tax treatment of your Eligible Options in the future. We do not expect to offer another option amendment program in the foreseeable future.

We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the Offer.

OFFER TO AMEND ELIGIBLE OPTIONS

INTRODUCTION

THE OFFER

1. ELIGIBLE OPTIONEES; ELIGIBLE OPTIONS; THE PROPOSED AMENDMENT; ADDITIONAL CONSIDERATIONS; THE AMENDED OPTIONS; EXPIRATION AND EXTENSION OF OFFER.

American Capital Strategies, Ltd. (“American Capital” or the “Company”) is offering eligible optionholders the opportunity to amend certain options to purchase American Capital common stock that were granted under either the American Capital Strategies, Ltd. 2003 Employee Stock Option Plan, as amended (the “2003 Plan”) or the American Capital Strategies, Ltd. 2004 Employee Stock Option Plan, as amended (the “2004 Plan”, each, a “Plan” and together, the “Plans”). As described in this Section 1 of this Offer to Amend Eligible Options (the “Offering Memorandum”), the Eligible Options will be amended to reflect the “Adjusted Exercise Price”, which is the original exercise price on the grant date, without giving effect to any reduction in the exercise price due to the payment of dividends after the grant date. The other material terms and conditions of the Eligible Options (as amended pursuant to this Offer, the “Amended Options”), including any current vesting schedule, will not be affected by the Offer, except that the Amended Options will have a fixed exercise price not subject to reduction in respect of the payment of cash dividends.

We are making the Offer on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Offer.” The Offer is not conditioned on the acceptance of the Offer by a minimum number of optionees or the tender of elections to amend options covering a minimum number of shares.

The “Expiration Time” of the Offer is 11:59 p.m. Eastern Time on October 1, 2007. If we extend the period of time during which this Offer remains open, the term “Expiration Time” will refer to the latest time and date on which this Offer expires.

Eligible Optionees

All individuals who were granted one or more Eligible Options and who, as of the Expiration Time, are current employees of American Capital may participate in the Offer (the “Eligible Optionees”). Unless expressly provided otherwise by the applicable laws of a non-U.S. jurisdiction, your employment with American Capital will remain “at-will” regardless of your participation in the Offer and can be terminated by you or us at any time. Our executive officers will not participate in this Offer, although it is expected that they will be given a later opportunity to amend the exercise price of their options on the same terms as those made available to all Eligible Optionees.

Eligible Options

The Company granted the stock options that are the subject to this Offer under the Plans. Options granted under these Plans, and only these Plans, prior to April 2005, had their exercise price reduced subsequent to the date of grant to reflect the payment of cash dividends. Options granted under the Plans after March 2005 did not have their exercise price reduced and are not Eligible Options.

The Company granted options under the Plans with a per-share exercise price equal to the fair market value of a share of Company stock on the date of grant. However, under the terms of the Plans, the per-share exercise price of the options was subsequently reduced by an amount equal to the per-share amount of any dividend paid by the Company following the grant date of the option. The Company suspended this feature in 2005 and made the last dividend reduction in April 2005. As noted above, options granted under the Plans after March 2005 did not have their exercise price reduced and are not Eligible Options. American Capital treats each option with the declining exercise price feature and that had its exercise price reduced as a nonqualified option (whether or not the option was deemed or identified as an incentive stock option at the time of grant or in the award agreement).

This Offer applies only to the portion of an outstanding stock option under one of the Plans, which had its exercise price reduced subsequent to the date of grant, and meets the following criteria (an “Eligible Option” or the “Eligible Options”):

•	it continues to be beneficially owned by the optionee; and

•	it vested or will vest after December 31, 2004; and

•	it is still outstanding and unexercised as of the Expiration Time.

Options that do not meet the criteria for Eligible Options are not subject to the Offer and will remain outstanding (the “Other Options”).

If you are an Eligible Optionee, you should have received, together with this Offering Memorandum, a notice of the Offer, and a personalized Election Form (in the form of Attachment B hereto) that describes your Eligible Options. If you believe that you are an Eligible Optionee and have not yet received your personalized Election Form, please contact Sandra Sussman in the Human Resources Department immediately.

As of August 21, 2007, options to purchase 1,978,076 shares of American Capital common stock were outstanding under our 2003 Plan with exercise prices of between $17.72 and $34.80, and options to purchase 1,473,035 shares of American Capital common stock were outstanding under our 2004 Plan with exercises prices between $23.44 and $35.61. Of these options, the Eligible Options cover an aggregate of 1,426,815 shares of our common stock. As of August 21, 2007, the shares of common stock issuable upon the exercise of the Eligible Options represent approximately 41% of the total shares of common stock issuable upon exercise of all options outstanding under the Plans and approximately 1% of the total outstanding shares of the Company’s common stock.

The Proposed Amendment

The Offer is being conducted to address certain potential adverse personal federal income tax consequences under Section 409A in respect of the Eligible Options. Through April 2005, under the terms of the Plans, the exercise price at the date of an option grant was reduced by the same amount of any dividend paid by the Company following the grant date. Under final regulations under Section 409A, which will become effective on January 1, 2008, Eligible Options, because of the declining exercise price feature, are treated as having an exercise price that is less than the fair market value of the American Capital common stock on the date of grant. As a result, these stock options may be subject to adverse personal federal income tax consequences under Section 409A. These adverse personal federal income tax consequences, discussed in greater detail in Section 12 of this Offering Memorandum, may include an obligation to recognize ordinary income at your usual tax rate, plus an additional 20% federal income tax, plus certain additional taxes, regardless of whether you ever exercise the option. The Offer is an offer to amend your Eligible Options to reflect the original exercise price.

If you are an Eligible Optionee, then you should have received, together with this Offering Memorandum, a notice of the Offer and a personalized Election Form (in the form of Attachment B hereto) that describes your Eligible Option (the “Election Form”). If you believe you may be an Eligible Optionee and have not yet received your personalized Election Form, please contact Sandra Sussman in the Human Resources Department immediately. If you have properly accepted this Offer, your Eligible Options will be deemed to be amended, effective as of the Expiration Time to reflect the Adjusted Exercise Price and to no longer have a declining exercise price feature. We will send you an Election Confirmation Statement (in substantially the form of Attachment D hereto) confirming your election within three business days after we receive your Election Form (or a change to your election).

If you accept the terms of this Offer, the Company will also make in 2008 a cash payment to you (subject to applicable withholding taxes), payable on or about January 18, 2008 (the “Cash Payment”). The Cash Payment for an Eligible Option will be based on the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the current exercise price of the Eligible Option that reflects a reduction for dividends paid.

Promptly following the expiration of the Offer, the Company will send each Eligible Optionee who has accepted the Offer a “Final Election Confirmation Statement” (in substantially the form of Attachment E) that will contain a “Promise to Make Cash Payment” in January 2008 whether or not you are employed by American Capital on the payment date. The delay in the cash payment is required by the applicable provisions of Section 409A.

You are not required to accept this Offer and amend your Eligible Options. You should be aware that adverse personal federal income tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer. You will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise. Before deciding whether to tender your Eligible Options for amendment, you should carefully review this Offering Memorandum, as well as the information on American Capital and its business and financial status to which we refer you in this Offering Memorandum.

If you accept this Offer, all of your Eligible Options will be amended. If you have more than one stock option grant, you may hold both Eligible Options and options that are not affected by Section 409A. Your personalized Election Form will identify which of your stock options are Eligible Options for purposes of this Offer.

Additional Considerations

In deciding whether to accept the Offer to amend your Eligible Options to reflect the Adjusted Exercise Price, you should know that American Capital continually evaluates and explores strategic opportunities as they arise, including equity and debt offerings, and the purchase or sale of portfolio companies. At any given time, we may be engaged in discussions or negotiations with respect to various corporate transactions. We also grant stock options in the ordinary course of business to our current and new employees, including our executive officers. Our employees, including our executive officers, from time to time acquire or dispose of our securities. Subject to the foregoing, and except as otherwise disclosed in the Offer or in our filings with the SEC, we presently have no plans or proposals that relate to or would result in:

(a) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

(b) any purchase, sale or transfer of a material amount of our assets or the assets of any of our subsidiaries;

(c) any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d) any change in our present Board or executive management team, including any plans to change the number or term of our directors or to fill any existing Board vacancies or to change the material terms of any executive officer’s employment;

(e) any other material change in our corporate structure or business;

(f) our common stock not being authorized for quotation in an automated quotation system operated by a national securities association;

(g) our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (the “Securities Exchange Act”);

(h) the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

(i) the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course or pursuant to existing options or other rights; or

(j) any change in our certificate of incorporation or bylaws, or any actions which may impede the acquisition of control of us by any person.

The Amended Options

Unless we amend or terminate the Offer in accordance with its terms, if you make a valid election to accept the Offer, the Eligible Options will be deemed to be amended, effective as of the Expiration Time to reflect the Adjusted Exercise Price as applicable to each Eligible Option and to no longer have a declining exercise price feature. You will receive a Final Election Confirmation Statement for your Eligible Options that you tendered in the Offer promptly after the Expiration Time as further described in Sections 4 and 5 of this Offering Memorandum.

The amendment of an Eligible Option pursuant to this Offer will not affect the terms and conditions of the Eligible Option, other than as to the exercise price, and will not affect your Other Options. Your Amended Options will continue to be subject to the same respective vesting schedules and expiration dates as in effect prior to the amendment pursuant to this Offer. The number of shares of our common stock subject to your Amended Options will be equal to the number of shares of our common stock subject to the Eligible Options prior to the amendment (except as such number may be adjusted in the event of certain corporate changes as currently provided in the Plans).

Each Amended Option, and your Other Options, if any, will continue to be subject to the terms and conditions of the applicable Plan under which it was granted, except that the exercise price will not be subject to reduction in respect of the payment of cash dividends. The terms of both of the Plans permit us to amend outstanding options with, in the case of an amendment which adversely affects the rights of an optionee, the written consent of the optionholder. The Plans are administered by our Compensation and Corporate Governance Committee. All shares of common stock issuable upon exercise of options under the Plans, including the shares that will be issuable upon exercise of the Amended Options, have been registered under the Securities Act of 1933, as amended (the “Securities Act”) on one or more Registration Statements on Form S-8 filed with the SEC. The preceding description of the Plans is a summary and is not complete. Additional information about the Plans may be found in the Plan documents, which are filed as Exhibits to the Schedule TO available at www.sec.gov and are incorporated herein by reference, and in the S-8 Registration Statements and the related Prospectuses prepared in connection with each Plan. Please contact Sandra Sussman in the Human Resources Department to request copies of the Plans and the related Prospectuses. Copies will be provided promptly and at our expense. You should carefully review the current terms of your Eligible Options, as well as the applicable Plan and Plan summary.

Please note, however, that this Offer is subject to the terms and conditions described in this Offering Memorandum. As further described in Section 6 below, we will only accept elections as to the Eligible Options that are properly submitted for amendment and not validly withdrawn (in accordance with Sections 4 and 5 of this Offering Memorandum) before the Expiration Time. We may, however, reject an Election Form to the extent that we determine it was not properly submitted, to the extent that we determine it is unlawful to accept the Eligible Options tendered for amendment or to the extent certain conditions described in this Offering Memorandum exist which, in our reasonable judgment makes it inadvisable to proceed with the Offer. See Sections 6 and 7 of this Offering Memorandum.

Expiration and Extension of Offer

The Offer, your right to tender or not to tender your Eligible Options for amendment, and your right to withdraw or change any previous election to tender or not to tender your Eligible Options for amendment, expires at 11:59 p.m., Eastern Time, on October 1, 2007, unless and until we, in our discretion or as required, extend the period of time during which the Offer will remain open. If you wish to accept the Offer, you must make a voluntary election before the Expiration Time to amend your Eligible Options. Any election to amend your Eligible Options, if not validly withdrawn before the Expiration Time, will be irrevocable after that time.

If we extend the period of time during which the Offer will remain open, the term “Expiration Time” will refer to the latest time and date at which the Offer expires and we must receive the required election documents before the extended Expiration Time. Section 13 of this Offering Memorandum describes our rights to extend, terminate and amend the Offer.

If you do not elect to amend your Eligible Options before the Expiration Time, the Eligible Option will remain subject to its current terms, including the current exercise price, vesting schedule and expiration date. You should be aware that adverse personal tax consequences under Section 409A may apply to your Eligible Options if they are not amended pursuant to this Offer, and you will be solely responsible for any taxes, penalties, or interest payable under Section 409A or otherwise.

2. PURPOSE OF THE OFFER.

American Capital’s success is due to our employees. We compensate our employees with cash and equity compensation. We granted the Eligible Options to attract and motivate our employees and to strengthen the alignment of interests between our employees and stockholders.

American Capital granted certain options that included a declining exercise price feature. In other words, the exercise price of certain options granted pursuant to the 2003 Plan and 2004 Plan, as applicable, was, through April 2005, decreased each time American Capital paid a cash dividend to holders of outstanding common stock, in an amount equal to the per share amount of the dividend. These option awards may be subject to adverse personal income tax consequences under Section 409A. Section 409A, effective January 1, 2005, was added to the Internal Revenue Code to address perceived abuses in nonqualified deferred compensation by restricting election and distribution alternatives. Under the final Section 409A regulations (which will become effective on January 1, 2008), an option (other than an option, or portion thereof, vested no later than December 31, 2004) constitutes nonqualified deferred compensation if the option’s per share exercise price is, or ever can be, less than the fair market value of a share of stock subject to the option on the date of grant (i.e., a “discounted stock option”). In general, a discounted stock option will fail to satisfy Section 409A’s restrictive requirements and may be subject to adverse tax treatment under Section 409A unless the option is timely amended under the Section 409A transition relief to be exempt from Section 409A.

Under the final Section 409A regulations (which will become effective on January 1, 2008), the Eligible Options will be deemed to be nonqualified deferred compensation unless amended during 2007 in accordance with available transition relief to be exempt from Section 409A. Based on the final IRS regulations and currently available guidance, we believe that optionholders would be subject to the following adverse U.S. federal tax consequences if the options are outstanding on January 1, 2008 and are not timely amended, under the transition relief, to be exempt from Section 409A.

•

The optionholder would generally recognize taxable income both in the tax year when the option vests (or, if already vested, 2008) and in the tax year when the option is exercised. Although the IRS has not issued final regulations addressing the tax consequences associated with an option that fails to comply with Section 409A, it appears that (a) the amount of income an optionholder would recognize in connection with the vesting of the option may be the “spread” on the option (i.e., the difference between the aggregate exercise price of the option and the fair market value of the shares covered by the option) on December 31 of the year of vesting, and (b) the amount of income recognized upon exercise of the option may be equal to the fair market value of the purchased shares at the time of exercise, less the sum of the exercise price and any income previously recognized in connection with the vesting of the option. In addition, under Section 409A’s plan aggregation rules, the optionholder would be required to recognize income upon the vesting of any other American Capital awards that the optionholder holds that are “stock rights” under Section 409A and that are not exempt from Section 409A.

•	The optionholder would incur a twenty percent (20%) tax, in addition to ordinary income taxes, on the income recognized upon the vesting or exercise of the option.

•	The optionholder may also be liable for an additional tax measured by applying a Section 409A-specified interest rate to unpaid taxes arising under Section 409A.

We believe that taxation could occur even though the option remains unexercised. It is also possible that, until the option is exercised or expires, the optionholder would be subject to the additional income taxes and penalty taxes described above on the amount of any increase in the amount of the spread on the option to the extent that it has not previously been recognized as income. While it is not clear how any future annual increases in the spread would be measured, it appears likely that it would be based on the difference between the discounted exercise price and the grant price on December 31 of the applicable year.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state, local and foreign tax laws) on your Eligible Options. You will be solely responsible for any income taxes, penalties, and interest payable under Section 409A and state, local and foreign tax laws.

The Offer is being made to permit Eligible Optionees to address the potential adverse tax consequences that may apply to their Eligible Options under Section 409A, by amending, pursuant to a good faith interpretation of the Section 409A transition rules, such options with terms that we believe should avoid or minimize the application of such adverse federal tax treatment. See Section 12, Material U.S. Federal Income Tax Consequences, beginning on page 29.

Neither we nor our Board will make any recommendation as to whether you should accept the Offer to amend your Eligible Options, nor have we authorized any person to make any such recommendation. You must make your own decision whether to accept the Offer, after taking into account your own personal circumstances and preferences. You should be aware that adverse personal federal tax consequences under Section 409A may apply to your Eligible Options to the extent that they are not amended pursuant to the Offer and you will be solely responsible for such consequences. You are urged to evaluate carefully all of the information in the Offer and to consult your own investment, legal and tax advisors.

3. STATUS OF ELIGIBLE OPTIONS NOT AMENDED IN THE OFFER.

If you choose not to accept the Offer to amend your Eligible Options, your Eligible Options will remain outstanding in accordance with the existing terms and you may be subject to adverse personal tax consequences under Section 409A with respect to the Eligible Options. You will be solely responsible for any taxes, penalties or interest payable under Section 409A or otherwise.

4. PROCEDURES FOR AMENDING ELIGIBLE OPTIONS.

Making Your Election

Obtain Personalized Election Form. Together with this Offering Memorandum, each Eligible Optionee is receiving a personalized Election Form (in the form of Attachment B hereto) that describes his or her Eligible Options. If you believe you are an Eligible Optionee and you did not receive your personalized Election Form, please contact Sandra Sussman in the Human Resources Department.

Complete the Election Form. If you are an Eligible Optionee, and regardless of whether you wish to accept or decline the Offer, you must print a copy of your personalized Election Form, complete and sign the Election Form, and submit a copy of the completed Election Form to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman.

You must complete and submit an Election Form that sets forth your election for your Eligible Options whether or not you elect to amend your Eligible Options.

Your Election Form must be received by 11:59 p.m., Eastern Time, on October 1, 2007 (or a later termination date if we extend the Offer). Any Election Form not received by the Expiration Time will be disregarded. If you do not complete and submit your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer.

Please keep a copy of your Election Form. If you submit your Election Form via email to Sandra Sussman, please use the “delivery receipt” option and print a copy of the delivery receipt that is sent to you so that you have a record of delivery. If submitted by facsimile, please save the confirmation of the facsimile transmission and if you submit your Election Form by express delivery or courier service, please obtain a copy of the delivery receipt for your records. You will need to submit copies of these documents as evidence of your timely and proper submission in the event that you do not receive an Election Confirmation Statement.

Receive Confirmation of Election. Within three business days after your Election Form is received, we will send you an Election Confirmation Statement that confirms your election (in substantially the form of Attachment D hereto). Within three business days after the Expiration Time, we will send you a Final Election Confirmation Statement that confirms the last election that you made for your Eligible Options as of the Expiration Time (in substantially the form of Attachment E or Attachment F hereto, as applicable). Please keep a copy of the Election Confirmation Statement(s) and Final Election Confirmation Statement that you receive. In the event that you do not receive an Election Confirmation Statement or Final Election Confirmation Statement confirming your elections in the time frames described, you must send a copy of your Election Form, email or other delivery receipts and any Election Confirmation Statement or Final Election Confirmation Statement that you did receive to Sandra Sussman in the Human Resources Department to evidence proper and timely submission of your Election Form. If you have any questions about submitting your Election Form, or if you do not receive your Election Confirmation Statement or your Final Election Confirmation Statement, please send an email to Sandra Sussman in the Human Resources Department.

Acceptance of Election Forms. As further described in Section 6 of this Offering Memorandum, while we may later extend, terminate or amend the Offer, we currently expect to accept all properly submitted Election Forms promptly following the deadline of 11:59 p.m., Eastern Time, on October 1, 2007 (or a later expiration date if American Capital extends the Offer). If you do not complete and submit your Election Form before the Offer expires, it will have the same effect as if you rejected the Offer. However, as further described in Section 6 of this Offering Memorandum, we may decline to amend any Eligible Options to the extent that we determine the Election Form is not properly completed or submitted or to the extent that we determine it would be unlawful to accept the Eligible Options for amendment.

5. CHANGE IN ELECTION.

Once you have submitted an Election Form with respect to your Eligible Options, you may only change your election by following the procedures described in this Section 5.

You may change your election at any time before 11:59 p.m., Eastern Time, on October 1, 2007 (or a later expiration date if we extend the Offer). You may change your election more than once. Additionally, you may withdraw your election to amend your Eligible Options if forty (40) business days after the commencement of the Offer we have not accepted your Eligible Options for amendment. The date of the fortieth (40th) business day is October 25, 2007.

Complete the Election Form. To change your election, you must submit a new Election Form to the attention of Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, email at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman.

Your Election Form must be received by 11:59 p.m., Eastern Time, on October 1, 2007 (or a later termination date if we extend the Offer). Any attempt to change your elections will be disregarded if all of the necessary forms are not received by the Expiration Time.

Please keep a copy of your new Election Form. If you submit your new Election Form by email, please use the “delivery receipt” option and print a copy of the delivery receipt so that you have a record of delivery. If submitted by facsimile, please save the confirmation of the facsimile transmission and if you submit your Election Form by express delivery or courier service, please obtain a copy of the delivery receipt for your records. You will need to submit copies of these documents as evidence of your timely and proper submission in the event that you do not receive a new Election Confirmation Statement (in substantially the form of Attachment D hereto) or a Final Election Confirmation Statement.

Receive Confirmation of Election. Within three business days after your Election Form (or any change thereto) is received, we will send you an Election Confirmation Statement that confirms your election (in substantially the form of Attachment D hereto). Within three business days after the Expiration Time, we will send you a Final Election Confirmation Statement that confirms the last election that you made for your Eligible Options as of the Expiration Time (in substantially the form of Attachment E or Attachment F hereto, as applicable). Please keep a copy of the Election Confirmation Statement(s) and Final Election Confirmation Statement that you receive. In the event that you do not receive an Election Confirmation Statement or Final Election Confirmation Statement confirming your elections in the time frames so described, you must send a copy of your new Election Form, your email or other delivery receipts and any Election Confirmation Statement or Final Election Confirmation Statement that you did receive, to Sandra Sussman in the Human Resources Department to evidence proper and timely submission of your changed elections. If you have any questions about submitting your Election Form (or a change thereto), or if you do not receive your Election Confirmation Statement or your Final Election Confirmation Statement, please send an email to Sandra Sussman in the Human Resources Department.

6. ACCEPTANCE OF ELIGIBLE OPTIONS FOR AMENDMENT.

Acceptance of Election Forms. While we may later extend, terminate or amend the Offer, we currently expect to accept for amendment all Election Forms properly submitted (and not validly withdrawn) in respect of the Eligible Options promptly following the Expiration Time (which we currently expect to be 11:59 p.m., Eastern Time, on October 1, 2007 (or a later expiration date if American Capital extends the Offer)).

Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our sole discretion, all questions as to the number of shares subject to the Eligible Options, as well as the validity, form, eligibility (including time of receipt) and acceptance of Election Forms. Our determinations regarding these matters will be final and binding on all parties. We may reject any or all Election Forms to the extent that we determine they were not properly completed or submitted or to the extent that we determine it is unlawful to accept the Eligible Options that you elected to amend.

We may waive any or all of the conditions of the Offer for all Eligible Optionees. If we waive a condition to the Offer for any one Eligible Optionee, the condition will be waived for all Eligible Optionees.

We may waive any defect or irregularity in any Election Form with respect to any particular Eligible Option or any particular Eligible Optionee. No Eligible Options will be accepted for amendment until all defects or irregularities in the submission have been cured by the Eligible Optionee or waived by us. However, neither we nor any other person is obligated to give notice of any defects or irregularities involved in the election to amend any Eligible Options, and no one will be liable for failing to give notice of any such defects or irregularities.

Our Acceptance Constitutes an Agreement. Your acceptance of the Offer pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. If you receive a Final Election Confirmation Statement, you may assume that your properly executed and delivered Election Form has been accepted. Our acceptance of your properly submitted Election Form will form a binding agreement between you and us on the terms and subject to the conditions of this Offer. If we accept your Election Form as to your Eligible Options, the Eligible Options will be considered automatically amended, effective as of the Amendment Date, without any further action by any party.

7. CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, we will not be required to accept the Eligible Options that you elect to amend, and we may terminate or amend the Offer, or postpone our acceptance of the Eligible Options that you elect to amend, in each case if at any time on or after the Offer begins and on or before the Expiration Time, or a later date if the Offer is extended, we determine that any of the following events has occurred that, in our reasonable judgment, materially impairs the contemplated benefits to us of the Offer and thus makes it inadvisable for us to proceed with the Offer or to accept the Eligible Options that you elect to amend:

•	if we are required by the SEC or other regulatory agency to extend the Expiration Time beyond 11:59 p.m. on October 1, 2007;

•

if any action or proceeding is threatened, pending or taken, or any approval is withheld, by any court or any government agency, authority, or tribunal, or any other person, domestic or foreign, which action or withholding, in our reasonable judgment, would or might directly or indirectly:

(a) challenge the making of the Offer or make it illegal for us to accept some or all of the Eligible Options or otherwise restrict or prohibit consummation of the Offer or otherwise relate to the Offer;

(b) delay or restrict our ability, or render us unable, to accept the Eligible Options for amendment for some or all of the Eligible Options elected for amendment; or

(c) materially and adversely affect our business, condition (financial or other), income, operations or prospects;

•	if regulatory or legal actions or interpretations would cause the Offer to have adverse accounting consequences to us;

•	if there is:

(a) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

(b) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory; or

(c) any outbreak or material escalation of foreign or domestic hostilities or other calamity, crisis or terrorist action;

•	if another person publicly makes or proposes a tender or exchange offer for some or all of our common stock, or an offer to merge with or acquire us, or we learn that:

(a) any person, entity or “group,” within the meaning of Section 13(d)(3) of the Securities Exchange Act has acquired or proposes to acquire beneficial ownership of more than five percent

(5%) of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than five percent (5%) of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC before the date of commencement of this offer; or

(b) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 disclosing or making a public announcement that it intends to acquire us or any of our assets or securities; or

•

the following change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us:

(a) litigation or other proceedings instituted against us or our subsidiaries, or any of our officers or directors in their capacities as such, before or by any federal, state or local court, commission, regulatory body, administrative agency or other governmental or legislative body, domestic or foreign, in which an unfavorable ruling, decision, action, order, decree or finding resulting from such litigation or proceeding would materially and adversely affect American Capital;

(b) a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(c) a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results or general market conditions;

(d) the suspension of trading in our equity securities by the SEC or by the NASDAQ; or

(e) a material change in the prospects of our business resulting from any number of factors including, fluctuations in our operating results, general market conditions, a material adverse change in the financial or securities markets in the United States or in political, financial or economic conditions in the United States or any outbreak or material escalation of foreign or domestic hostilities or other calamity or crisis.

The conditions of the Offer are for our benefit. We may assert the conditions to the Offer in our discretion before the Expiration Time and we may waive the conditions to the Offer in accordance with applicable law, at any time and from time to time before the Expiration Time, whether or not we waive any other condition to the Offer. Should we decide to waive any of the conditions to the Offer, we must do so before 11:59 p.m., Eastern Time, on October 1, 2007 (or a later expiration date if the Offer is extended).

Our failure to exercise any of these rights is not a waiver of any of these rights. The waiver of any of these rights with respect to particular facts and circumstances is not a waiver with respect to any other facts and circumstances. However, once we choose to waive a particular right, we may not reassert that particular right again in this Offer. Any determination we make concerning the events described in this Section 7 will be final and binding on all Eligible Optionees.

We currently expect that we will accept promptly after the Expiration Time all Eligible Options that are properly submitted to be amended and have not been validly withdrawn prior to the Expiration Time.

The Offer is not conditioned upon any financing arrangement or financing plans.

8. PRICE RANGE OF COMMON STOCK.

There is no established trading market for the Eligible Options. The securities underlying the Eligible Options are shares of our common stock, which are quoted on NASDAQ under the symbol “ACAS.” The following table sets forth the high and low sales price per share of our common stock and the cash dividends paid per share, for the periods indicated.

	Net Asset Value Per Share(1)	High	Low	Cash Dividends Per Share
Fiscal Year ended December 31, 2007
Third Quarter (through August 21, 2007)	*	$46.99	$35.00	*
Second Quarter	$35.54	$49.45	$40.83	$0.91
First Quarter	$30.36	$49.96	$39.30	$0.89
Fiscal Year ended December 31, 2006
Fourth Quarter	$29.42	$46.45	$38.72	$0.88
Third Quarter	$27.96	$39.74	$33.04	$0.83
Second Quarter	$27.63	$35.50	$29.65	$0.82
First Quarter	$25.30	$37.80	$34.40	$0.80
Fiscal Year ended December 31, 2005
Fourth Quarter	$24.37	$39.10	$34.65	$0.82	(2)
Third Quarter	$23.34	$39.61	$34.24	$0.78
Second Quarter	$22.43	$36.49	31.01	$0.75
First Quarter	$21.84	$35.70	29.51	$0.73

(1)	Net asset value per share is determined as of the last day in the relevant quarter and therefore may not reflect the net asset value per share on the date of the high and low sale price. Historically, American Capital’s net assets have been highest at the end of the quarter. The net asset values shown are based on outstanding shares at the end of each period.
(2)	Includes extra dividend of $0.03.
*	Not determinable at time of filing.

As of August 21, 2007, the last reported sale price of our common stock, as reported on NASDAQ, was $40.72 per share.

9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS INVOLVING OPTIONS.

The directors and executive officers of American Capital and their positions and offices as of March 1, 2007 are set forth in the following table:

Name	Age	Position(s) Held With American Capital
Malon Wilkus	55	President, Chief Executive Officer and Chairman of the Board of Directors

John R. Erickson	47	Chief Financial Officer and Executive Vice President

Ira J. Wagner	54	Chief Operating Officer and Executive Vice President

Samuel A. Flax	50	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Roland H. Cline	59	Senior Vice President and Managing Director

Brian S. Graff	41	Senior Vice President and Regional Managing Director

Gordon J. O’Brien	41	Senior Vice President and Managing Director

Darin R. Winn	42	Senior Vice President and Regional Managing Director

Name	Age	Position(s) Held With American Capital

Mary C. Baskin	56	Director

Neil M. Hahl	58	Director

Philip R. Harper	63	Director

John A. Koskinen	67	Director

Stan Lundine	68	Director

Kenneth D. Peterson, Jr.	54	Director

Alvin N. Puryear	70	Director

The address of each director and executive officer is c/o American Capital Strategies, Ltd., 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814 and the telephone number is (301) 951-6122.

As of August 21, 2007, our executive officers and directors as a group (15 persons) held outstanding options to purchase a total of 1,678,656 shares of our common stock under the Plans. This represented approximately 49% of the shares subject to all outstanding options under the Plans as of that date. The following table sets forth the beneficial ownership of each of our directors and executive officers and all of our executive officers and directors as a group (15 persons) of the aggregate number of shares subject to all outstanding options held by such persons under the Plans as of August 21, 2007. The percentages below are based upon the total number of outstanding options under the Plans.

None of the directors or executive officers of the Company are participating in the Offer.

Name of Optionholder	Number of Outstanding Options Beneficially Owned under the Plans (Total Options) (#)	Percentage of Options Outstanding (%)
Executive Officers

Malon Wilkus	519,600	15%

John R. Erickson	202,400	6%

Ira J. Wagner	169,400	5%

Samuel A. Flax	100,000	3%

Roland H. Cline	91,440	3%

Brian S. Graff	146,400	4%

Gordon J. O’Brien	197,639	6%

Darin R. Winn	251,777	7%
Directors

Mary C. Baskin	—	0%

Neil M. Hahl	—	0%

Philip R. Harper	—	0%

John A. Koskinen	—	0%

Stan Lundine	—	0%

Kenneth D. Peterson, Jr.	—	0%

Alvin N. Puryear	—	0. %

All directors and executive officers as a group (15 persons)	1,678,656	49%

*	Indicates less than 1%.

As of August 21, 2007, neither we nor, to the best of our knowledge, any of our affiliates, directors or executive officers is a party to any agreement, arrangement, understanding or relationship, whether or not legally enforceable, with any other person relating directly or indirectly, with respect to options to purchase our common stock or Eligible Options, including but not limited to, any agreement, arrangement, understanding or relationship concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or call, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, except for the following:

•	outstanding options to purchase an aggregate of 974,937 shares of our common stock pursuant to the 2003 Plan;

•	outstanding options to purchase an aggregate of 703,719 shares of our common stock pursuant to our 2004 Plan; and

•	outstanding options to purchase an aggregate of 6,087,952 shares of our common stock pursuant to our stock option plans (other than the Plans):

•

the outstanding stock options granted to our Named Executive Officers pursuant to our various stock option plans, which are described in our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders, filed with the SEC on March 27, 2007, and in our other filings with the SEC pursuant to the rules and regulations promulgated under the Securities Exchange Act, which are incorporated herein by reference; and

•

the outstanding stock options granted to our directors, officers and other employees also pursuant to the various stock option plans that are described in our definitive Proxy Statement for our 2007 Annual Meeting of Stockholders, filed with the SEC on March 27, 2007, and in our other filings with the SEC pursuant to the rules and regulations promulgated under the Securities Exchange Act, which are incorporated herein by reference.

Our executive officers will not participate in this Offer, although it is expected that they will be given a later opportunity to amend the exercise price of their options on the same terms as those made available to all Eligible Optionees. Our executive officers will therefore not be Eligible Optionees.

To the best of our knowledge, neither we, our directors, our executive officers or the affiliates of any of our directors or executive officers have engaged in any transactions that involved Eligible Options during the 60 days prior to the date of this Offering Memorandum.

10. ACCOUNTING CONSEQUENCES OF THE OFFER.

Assuming all of the Eligible Options subject to this Offer are tendered, we anticipate that we will incur a cash outlay of up to approximately $4.8 million. This amount includes, but is not limited to, filing, legal and accounting fees and printing costs. According to Statement of Financial Accounting Standards No. 123(R) (“FAS No. 123(R)”), Share-Based Payment, a company that modifies an award under FAS No. 123(R) would incur non-cash compensation cost for any incremental difference in fair value between the new award and the old award, measuring the old award’s fair value immediately before the modification. If the Eligible Options are tendered, the modified awards are expected to result in a lower fair value than the original awards, and thus, the modification is not expected to result in any incremental compensation cost. However, the cash payment attributable to the unvested options will result in the acceleration of compensation costs, before taxes, of approximately $1.4 million into the period of the tender offer.

11. LEGAL MATTERS; REGULATORY APPROVALS.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for completion of the Offer. If any other approval or action should be required, we presently intend to seek the approval or take the action. This could require us to delay the acceptance of the Eligible Options that you elect to amend. We cannot assure you that we would be able to obtain any required approval or take any other required action. Our failure to obtain any required approval or take any required action might result in harm to our business or delay in the Offer. Our obligation under the Offer to amend Eligible Options is subject to conditions, including the conditions described in Section 7 of this Offering Memorandum.

12. MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following is a general summary of the material U.S. federal income tax consequences of amending your Eligible Options under the Offer. This discussion is based on the Code, its legislative history, Treasury Regulations (including those in proposed form) and administrative and judicial interpretations as of the date of the Offer, all of which may change, possibly on a retroactive basis.

The federal income tax laws are complex, subject to change and may vary in individual circumstances. Moreover, Section 409A is particularly complex and the guidance issued to date thereunder does not provide clear guidance on many issues and does not address at all numerous other issues. This summary is necessarily general in nature and does not purport to be complete or address every tax consideration that may be relevant to an Eligible Optionee. In addition, state, local and foreign tax consequences, which are not addressed herein, may differ. You are urged to consult with your own tax and legal advisor regarding your personal tax situation.

Tax Consequences Generally Applicable to Nonqualified Stock Options. All Eligible Options are treated by American Capital as nonqualified stock options, whether or not labeled as nonqualified stock options or incentive stock options. Your Eligible Options will continue to be treated as a nonqualified stock option, regardless of whether you accept this Offer. Under the Code, no taxable income is recognized by an optionholder upon the grant of a nonqualified option. In general, the optionholder will recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionholder will be required to satisfy the tax withholding requirements applicable to such income. Generally, the income described above and withholding tax due from exercising a nonqualified option will be included in the employee’s W-2 statement. American Capital will generally be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionholder with respect to the exercised nonqualified option. The deduction will generally be allowed for our taxable year in which such ordinary income is recognized by the optionholder.

Tax Consequences Related to Eligible Options that Are Not Amended in the Offer. Because, pursuant to the declining exercise price feature of your Eligible Options, the exercise price of each was reduced to less than the fair market value of the underlying shares on the date of grant, and your Eligible Options were not vested prior to January 1, 2005, such Eligible Options will be treated under the final Section 409A regulations (which will become effective on January 1, 2008), as nonqualified deferred compensation that is subject to adverse taxation under Section 409A. Unless timely amended under the Section 409A transition relief to be exempt from Section 409A, if the Eligible Options are outstanding on January 1, 2008, we believe that the following adverse U.S. federal income tax consequences would apply to the Eligible Options:

•

The optionholder would generally recognize taxable income both in the tax year when the option vests (or, if already vested, 2008) and in the tax year when the option is exercised. Although the IRS has not issued final regulations addressing the tax consequences associated with an option that fails to comply with Section 409A, it appears that (a) the amount of income an optionholder would recognize in connection with the vesting of the option may be the “spread” on the option (i.e., the difference between the aggregate exercise price of the option and the fair market value of the shares covered by the option) as of December 31 of the year of vesting, and (b) the amount of income recognized upon exercise of the option may be equal to the fair market value of the purchased shares at the time of exercise, less the sum of the exercise price and any income previously recognized in connection with the vesting of the option. In addition, under Section 409A’s plan aggregation rules, other American Capital awards that the optionholder hold, if any, which are “stock rights” under Section 409A that are not exempt from Section 409A would be subject to income inclusion upon vesting.

•	The optionholder would incur a twenty percent (20%) tax (in addition to ordinary income taxes) on the income recognized upon the vesting or exercise of the option.

•	The optionholder may also be liable for an additional tax measured by applying a Section 409A specified interest rate to unpaid taxes arising under Section 409A.

It is also possible that, until the option is exercised or expires, the optionholder would be subject to the additional income taxes and penalty taxes described above on the amount of any increase in the amount of the spread on the option to the extent that it has not previously been recognized as income. While it is not clear how any future annual increases in the spread would be measured, it appears likely that it would be based on the option’s spread on December 31 of the applicable year.

You should consult with your personal financial, tax and legal advisors with regard to the impact of Section 409A (and applicable state, local and foreign tax laws) on your Eligible Option. You will be solely responsible for any income taxes, penalties, and interest payable under Section 409A and state, local and foreign tax laws or otherwise.

Tax Consequences Related to Eligible Options that Are Amended in the Offer.

•	Acceptance of Offer. If you accept the Offer to amend your Eligible Options, there generally should be no taxable event for U.S. federal income tax purposes at the time of your acceptance.

•

Amendment of the Eligible Option. The amendment of your Eligible Options and the Promise to Make Payment (as set forth in the Final Election Confirmation Statement) generally should not be a taxable event for U.S. federal income tax purposes.

•

Payment of the Cash Payment. The Cash Payment will be deemed compensation income to you in the year in which it is paid (i.e., in 2008). American Capital will withhold from the Cash Payment amounts required to be withheld for employment and income taxes on the Cash Payment. The employee’s 2008 W-2 will include the Cash Payment and related employment and income tax withholding. American Capital generally will be entitled to an income tax deduction equal to the amount of compensation income recognized by you with respect to the Cash Payment.

•

Exercise of Amended Option. Your Amended Option will continue to be treated as a nonqualified stock option for U.S. federal income tax purposes. Accordingly, upon each exercise of your Amended Option, you generally will recognize ordinary income taxable at regular rates equal to the excess of (i) the fair market value of the purchased shares at the time of exercise over (ii) the exercise price paid for those shares, and American Capital will collect the applicable withholding taxes with respect to such income. Because of the increase in the exercise price of each Eligible Option, the amount of taxable income will be reduced. Generally, the ordinary income and related withholding taxes discussed above will be reported on an employee’s W-2 in the year of exercise.

•

Sale of Acquired Shares. The subsequent sale of the shares acquired upon the exercise of your Amended Options generally will give rise to a capital gain to the extent the amount realized upon that sale exceeds the sum of the (i) exercise price paid for the shares plus (ii) the taxable income recognized in connection with the exercise of your Amended Options for those shares. A capital loss will result to the extent the amount realized upon such sale is less than such sum. The gain or loss will be long-term if the shares are sold more than one (1) year after the date an Amended Options is exercised for those shares.

We believe that we have complied in good faith with available guidance with respect to offering to amend Eligible Options pursuant to the Offer to avoid the adverse personal federal tax consequences of Section 409A. There can be no assurances, however, that the IRS or a court would agree.

Other Considerations. The rules governing the federal income tax treatment of Eligible Options are quite technical, so the above description of tax consequences is necessarily general in nature and does not purport to be complete. There are many issues associated with Eligible Options that are either not discussed or fully addressed in this Offering Memorandum. These include, among others, (i) the accelerated vesting of Eligible Options, (ii) the “wash sale” rules, (iii) the exercise of an Eligible Option that is not amended pursuant to this Offer, and (iv) the disposition of shares acquired on the exercise of an Eligible Option that is not amended pursuant to this Offer. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances. Although this summary does not address, among other things, state tax laws, you should be aware that (i) at least one state, California, has adopted tax rules similar to Section 409A, and (ii) many states determine state taxable income at least in part by reference to income recognized for federal tax purposes. Consequently, you should consult your personal tax advisor to discuss your individual tax circumstances under applicable federal, state, local and foreign law. In addition to this Offer, you should review the prospectus for the Plans under which your Eligible Options were granted and its discussion of U.S. federal income tax consequences. You can request a copy of each Plan prospectus from Sandra Sussman in the Human Resources Department. We will provide a copy, free of charge, upon request.

13. EXTENSION OF OFFER; TERMINATION; AMENDMENT.

We expressly reserve the right, in our discretion, at any time and from time to time, to extend the period of time during which the Offer is open and delay accepting any options amended by announcing the extension and giving oral or written notice of the extension to the Eligible Optionees.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Offer and to postpone our acceptance of any Eligible Options elected for amendment if any of the conditions specified in Section 7 of this Offering Memorandum occur. In order to postpone the acceptance of any Eligible Options, we must announce the postponement and give oral or written notice of the postponement to the Eligible Optionees.

As long as we comply with any applicable laws, we may amend the Offer in any way, including decreasing or increasing the number of Eligible Options to be amended in the Offer. We may amend the Offer at any time by announcing the amendment. If we extend the length of time during which the Offer is open, we will issue the amendment no later than 11:58 p.m., Eastern Time, on October 1, 2007. Any announcement relating to the Offer will be sent promptly to Eligible Optionees in a manner reasonably designed to inform Eligible Optionees of the change.

If we materially change the terms of the Offer or the information about the Offer, or if we waive a material condition of the Offer, we may extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. Under these rules, the minimum period an Offer must remain open following material changes in the terms of the Offer or information about the Offer will depend on the facts and circumstances. We will publish a notice if we decide to take any of the following actions:

•	increase or decrease the number of Eligible Options to be amended in the Offer; or

•	extend or terminate the Offer.

If the Offer is scheduled to expire within ten (10) business days from the date we notify you of such an increase or decrease, we intend to extend the Offer until ten (10) business days after the date the notice is published.

14. FEES AND EXPENSES.

We will not pay any fees or commissions to any broker, dealer or other person asking holders of Eligible Options to amend their Eligible Options in connection with this Offer.

15. SOURCE AND AMOUNT OF CONSIDERATION.

In addition to the Amended Options, we will issue a Cash Payment with respect to the Amended Options. Cash Payments will be made from American Capital’s general corporate assets, and Eligible Optionees will be general creditors of American Capital with respect to the Cash Payment until it is received.

If we receive and accept elections from all Eligible Optionees as to all of the Eligible Options, subject to the terms and conditions of this Offer, we will amend options to purchase a total of approximately 1,426,815 shares of our common stock, or approximately 1% of the total shares of our common stock outstanding on a fully diluted basis as of June 30, 2007, and the maximum aggregate Cash Payment payable pursuant to this Offer will be approximately $4.6 million.

16. INFORMATION ABOUT AMERICAN CAPITAL.

Our principal executive offices are located at 2 Bethesda Metro Center, 14th Floor, Bethesda, MD 20814, and our telephone number is (301) 951-6122. Our website address is www.americancapital.com. The information on our website is not a part of this Offer.

We are the only alternative asset management company in the S&P 500. With $16 billion in assets under management(1), as of June 30, 2007 we are the largest U.S. publicly traded private equity fund and one of the largest publicly traded alternative asset managers. We, both directly and through our global asset management business, are an investor in management and employee buyouts, private equity buyouts, and early stage and mature private and public companies. American Capital and its affiliates invest from $5 million to $800 million per company in North America and €5 million to €500 million per company in Europe.

American Capital Fund

As a business development company, we provide investment capital to middle market companies, which we generally consider to be companies with sales between $10 million and $750 million. We invest in and sponsor management and employee buyouts, invest in private equity sponsored buyouts, provide capital directly to early stage and mature private and small public companies, invest in CMBS and CDO securities and invest in investment funds managed by us. We provide senior debt, mezzanine debt and equity to fund buyouts, growth, acquisitions and recapitalizations. We also provide capital directly to private and small public companies for buyouts, growth, acquisitions and recapitalizations.

We seek to be a long-term partner with our portfolio companies. As a long-term partner, we will invest capital in a portfolio company subsequent to our initial investment if we believe that it can achieve appropriate returns for our investment. Add-on financings fund (i) strategic acquisitions by the portfolio company of either a complete business or specific lines of a business that are related to the portfolio company’s business, (ii) recapitalization at the portfolio company, (iii) growth at the portfolio company such as product development or plant expansions, or (iv) working capital for portfolio companies, sometimes in distressed situations, that need capital to fund operating costs, debt service, or growth in receivables or inventory.

(1)	Prior to June 30, 2007, we calculated our assets under management excluding our investments in third party funds that we manage. Currently, we calculate assets under management including our investments in third party funds that we manage.

Our new investments during the six months ended June 30, 2007 and 2006 were as follows (in millions):

	Six Months Ended June 30,
	2007	2006
American Capital Sponsored Buyouts	$1,917	$1,307
Financing for Private Equity Buyouts	957	124
Direct Investments	559	18
CMBS Investments	255	217
CDO Investments	87	59
Add-On Financing for Acquisitions	262	381
Add-On Financing for Recapitalizations	272	150
Add-On Financing for Growth	4	2
Add-On Financing for Working Capital	18	8
Add-On Managed Funds	242	—
Add-On Financing for Working Capital in Distressed Situations	17	2

Total	$4,590	$2,268

We received cash proceeds from realizations and repayments of portfolio investments, excluding repayments of bridge notes and accrued PIK interest from European Capital Limited (“ECAS”), as follows (in millions):

	Six Months Ended June 30,
	2007	2006
Principal Prepayments	$629	$337
Senior Loan Syndications	651	110
Scheduled Principal Amortization	35	28
Payment of Accrued PIK Interest and Dividends and Original Issue Discounts	34	12
Sale of Equity Investments	205	139

Total	$1,554	$626

Public Manager of Funds of Alternative Assets

We are a leading global alternative asset manager of third party funds. In addition to managing American Capital’s assets and providing management services to portfolio companies of American Capital, we also manage European Capital Limited (“ECAS”), American Capital Equity I, LLC (“ACE I”), ACAS CLO 2007-1, Ltd. (“ACAS CLO-1”) and ACAS CLO 2007-2, Ltd. (“ACAS CLO-2”). We manage these funds either through our consolidated operating subsidiary or through our wholly-owned portfolio companies. We refer to the asset management business throughout this report to include the asset management activities conducted by both our consolidated operating subsidiary and our wholly-owned alternative asset fund management portfolio companies. As of June 30, 2007, all of our third party alternative asset fund management services are conducted through our wholly-owned portfolio company, American Capital, LLC.

As of June 30, 2007, our assets under management totaled $16.0 billion, including $3.9 billion under management in the above third party funds. As of June 30, 2007, our capital resources under management totaled $16.8 billion, including $4.1 billion under management in the above third party funds.

Through our asset management business, our alternative asset management portfolio companies earn base management fees based on the size of our funds and incentive income based on the performance of our funds. In addition, we may invest directly into our alternative asset funds and earn investment income from our investments in those funds. We intend to grow our existing funds, while continuing to create innovative products to meet the increasing demand of sophisticated investors for superior risk-adjusted investment returns.

The following table sets forth certain information with respect to our funds under management as of June 30, 2007.

	American Capital	ECAS	ACE I	ACAS CLO-1	ACAS CLO-2
Fund type	Public Alternative Asset Manager & Fund	Public Fund—London Stock Exchange	Private Fund	Private Fund	Private Fund
Established	1986	2005	2006	2006	2007
Assets under management	$12.1 Billion(1)	$1.6 Billion(2)	$1.1 Billion	$0.4 Billion	$0.1 Billion
Investment types	Senior & Subordinated Debt, Equity, CMBS & CDO	Senior & Subordinated Debt & Equity	Equity	Senior Debt	Senior Debt
Capital type	Permanent	Permanent	Finite Life	Finite Life	Finite Life

(1)	Includes our investment in third party funds that we manage.
(2)	ECAS total assets as of December 31, 2006.

ECAS, a fund incorporated in Guernsey, was initially a private equity fund established in 2005 that invests in and sponsors management and employee buyouts, invests in private equity buyouts and provides capital directly to private and mid-sized public companies primarily in Europe. On May 10, 2007, ECAS closed on an initial public offering (“IPO”) of ordinary shares, and the ordinary shares were admitted to the Official List of the U.K. Financial Services Authority and to trading on the main market of the London Stock Exchange under the ticker symbol “ECAS.” ECAS is managed by European Capital Financial Services (Guernsey) Limited (“ECFS”), which is wholly-owned by our portfolio company, American Capital, LLC. ECFS earns a base management fee of 2.0% of ECAS’ assets and receives 20% of net profits of ECAS, subject to certain hurdles.

ACE I is a private equity fund with $1 billion of equity commitments established in 2006. ACE I co-invests with American Capital in an amount equal to 30% of our future equity investments until the remaining commitment is exhausted. As of June 30, 2007, ACE I had $11 million of unfunded equity commitments outstanding. American Capital Equity Management, LLC (“ACEM”), which is wholly-owned by American Capital, LLC, manages ACE I in exchange for a 2% base management fee on the net cost basis of ACE I’s assets and receives 10% to 30% of net profits of ACE I, subject to certain hurdles.

ACAS CLO-1, a fund that was established in 2006, invests in middle market senior loans. ACAS CLO-1 was initially in a “warehouse stage” and completed a $400 million securitization in April 2007. We purchased 55% of the BB rated notes and 70% of the non-rated subordinated notes in ACAS CLO-1 for a total purchase price of $33 million. American Capital Asset Management, LLC (“ACAM”), which is wholly-owned by American Capital, LLC, is the manager of ACAS CLO-1. ACAM earns a base management fee of 0.68% of ACAS CLO-1’s assets and receives 20% of net profits of ACAS CLO-1, subject to certain hurdles.

ACAS CLO-2 is a fund in a “warehouse stage” as of June 30, 2007 that invests in broadly syndicated and middle market senior loans. The fund is expected to complete a securitization at the end of 2007 or early 2008. ACAM is the manager of ACAS CLO-2 during the “warehouse” stage and we expect ACAM to remain the manager post-securitization, subject to consent of the lenders. The management fees earned by ACAM during the warehouse stage are not significant. We currently have no investment in the warehouse but may invest in the non-rated equity tranche of ACAS CLO-2 upon its securitization.

Our Structure

We consolidate a company that manages a fund if it is determined that all or substantially all of the services being provided to the fund are also being indirectly provided to American Capital through our ownership interest in the fund. We do not consolidate a company that manages a fund if it does not provide all or substantially all of its services directly or indirectly to American Capital or its portfolio companies, and such non-consolidated companies are recorded as portfolio company investments at fair value on our consolidated balance sheet. We expect that these portfolio companies will pay dividends to us each quarter to the extent of their net income, if any. American Capital employees provide services to these portfolio companies to enable them to carry out their asset management responsibilities in return for a fee based on the cost of the services provided.

During the second quarter of 2007, we formed a parent holding company, American Capital, LLC, to hold all American Capital owned third party alternative asset fund managers. Accordingly, American Capital transferred the ownership of ECFS, ACAM and ACEM to American Capital, LLC. American Capital, LLC is treated as a portfolio company investment and carried at a fair value of $529 million on American Capital’s balance sheet at June 30, 2007.

We expect to continue to develop our asset management business as a publicly traded manager of funds of alternative assets. Our corporate development team and marketing department conduct market research and due diligence to identify industry and geographic sectors of alternative assets that have attractive investment attributes and where we can create an alternative asset fund with attractive return prospects. In addition to alternative asset funds focused on a specific industry or geographic location, we will also identify potential alternative asset funds that will invest in a specific security type such as first lien debt, second lien debt, real estate loans or equity securities. We would expect to enter into asset management agreements with the alternative asset funds through our wholly-owned portfolio company, American Capital, LLC.

Selected Financial Data

The following selected financial data is derived from our consolidated financial statements, as filed with the SEC. The selected financial data should be read in conjunction with the consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007, our Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the SEC on May 10, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 9, 2007.

	For the Six Months Ended June 30,		For the Year Ended December 31,
($ in Millions)	2007	2006	2006	2005	2004	2003	2002
	(Unaudited)	(Unaudited)
Total operating income (1)	$576	$385	$860	$555	$336	$206	$147
Total operating expenses (2)(3)	300	171	424	228	114	65	44

Operating income before income taxes	276	214	436	327	222	141	103
Income tax provision	(9)	(12)	(11)	(13)	(2)	—	—

Net operating income	267	202	425	314	220	141	103
Net realized gain (loss) on investments (1)	99	66	173	36	(38)	22	(21)

Net realized earnings (1)	366	268	598	350	182	163	82
Net unrealized appreciation (depreciation) of investments (1)	556	183	297	15	99	(45)	(62)
Cumulative effect of accounting change (3)	—	—	1	—	—	—	—

Net increase in net assets resulting from operations	$922	$452	$896	$365	$281	$118	$20

Per share data:
Net operating income:
Basic	$1.68	$1.60	$3.15	$3.16	$2.88	$2.58	$2.60
Diluted	$1.64	$1.58	$3.11	$3.10	$2.83	$2.56	$2.57
Net earnings:
Basic	$5.80	$3.57	$6.63	$3.68	$3.69	$2.16	$0.51
Diluted	$5.68	$3.54	$6.55	$3.60	$3.63	$2.15	$0.50
Dividends declared	$1.80	$1.62	$3.33	$3.08	$2.91	$2.79	$2.57
Balance sheet data:
Total assets	$12,151	$7,409	$8,609	$5,449	$3,491	$2,068	$1,351
Total debt	$5,371	$3,370	$3,926	$2,467	$1,561	$840	$620
Total shareholders’ equity	$6,475	$3,835	$4,342	$2,898	$1,872	$1,176	$688
Other data (unaudited):
Number of portfolio companies at period end	222	159	188	141	117	86	69
New investments (4)	$4,590	$2,268	$5,136	$3,714	$2,018	$1,083	$574
Equity investment sale proceeds and loan investment sales and repayments (5)	$1,554	$626	$3,447	$1,455	$712	$390	$119
Net operating income return on average equity at cost (6)	11.3%	12.5%	12.0%	13.6%	14.1%	13.5%	14.7%
Earnings return on average equity (7)	35.5%	27.5%	24.6%	15.9%	18.0%	11.3%	2.9%
Assets under management (8)	$16,042	$8,283	$9,799	$5,136	$3,220	$1,935	$1,281

(1)	In 2004, we adopted a new accounting method related to the income statement classification of periodic interest rate derivative settlements. In prior periods, we recorded the payments and accrual of periodic interest settlements of interest rate derivative agreements in interest income. Beginning in 2004, we record the accrual of the periodic interest rate settlements of interest rate derivatives in net unrealized appreciation (depreciation) of investments and subsequently record the amount as a realized gain (loss) on investments on the interest settlement date.
(2)	In 2003, we adopted Financial Accounting Standards Board (FASB) Statement No. 123, Accounting for Stock-Based Compensation, to account for stock-based compensation plans for all stock options granted in 2003 and forward as permitted under FASB Statement No. 148.

(3)	In 2006, we adopted FASB Statement No. 123 (revised 2004), Share-Based Payment, a revision to FASB Statement No. 123. We adopted FASB Statement No. 123(R) using the “modified prospective” method. Under the modified prospective method, the consolidated financial statements for prior fiscal years do not reflect any restated amounts. When recognizing compensation cost under FASB Statement No. 123, we elected to adjust the compensation costs for forfeitures when the unvested awards were actually forfeited. However, under FASB Statement No. 123(R), we are required to estimate forfeitures of unvested awards when recognizing compensation cost. Upon the adoption of FASB Statement 123(R) on January 1, 2006, we recorded a cumulative effect of a change in accounting principle, net of related tax effects, to adjust compensation cost for the difference in compensation costs recognized in prior periods had forfeitures been estimated during those periods of $1 million, or $0.01 per basic share and $0.01 per diluted share.
(4)	Amount of new investments includes amounts as of the investment dates that are committed but unfunded.
(5)	Principal amount of loan repayments includes the collection of payment-in-kind notes, payment-in-kind dividends and accreted loan discounts.
(6)	Calculated before the effect of net appreciation, depreciation gains and losses of investments. Average equity is calculated based on the quarterly shareholders’ equity balances for the periods presented.
(7)	Return represents net increase in net assets resulting from operations, which includes the effect of net appreciation, depreciation, gains and losses of investments. Average equity is calculated based on the quarterly shareholders’ equity balances for the periods presented.
(8)	Prior to June 30, 2007, we calculated our assets under management excluding our investments in third party funds that we manage. Currently, we calculate assets under management including our investments in third party funds that we manage.

Ratio of Earnings to Fixed Charges

For the six months ended June 30, 2007 and each of the five years ended December 31, 2006, our ratios of earnings to fixed charges, computed as set forth below, were as follows (unaudited):

	For the Six Months Ended June 30, 2007	For the Year Ended December 31,
		2006	2005	2004	2003	2002
Earnings to fixed charges*	7.8	5.8	4.7	8.4	6.9	2.3

For purposes of computing the ratios of earnings to fixed charges, earnings represent net increase in net assets resulting from operations plus (or minus) income tax expense (benefit) plus excise tax expense plus fixed charges. Fixed charges include interest expense and a portion of rent expense. We have assumed that one-third of the annual rent expense represents fixed charges.

(1)	The results for the period ended June 30, 2007, are not necessarily indicative of the operating results to be expected for the full year.
*	Earnings include the net change in unrealized appreciation or depreciation. Net change in unrealized appreciation or depreciation can vary substantially from year to year. Excluding the net change in unrealized appreciation or depreciation, the earnings to fixed charges ratio would be 3.8 for the six months ended June 30, 2007 and 4.2, 4.6, 5.8, 9.2 and 6.5 for each of the five years ended December 31, 2006, respectively.

The financial information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007, our Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the SEC on May 10, 2007 and our Quarterly Report on Form 10-Q for the period ended June 30, 2007 filed with the SEC on August 9, 2007, are incorporated by reference herein and may be inspected at, and copies may be obtained from, the places and in the manner described in Section 17—”Additional Information.”

Litigation

Neither we, nor any of our consolidated subsidiaries, are currently subject to any material litigation nor, to our knowledge, is any material litigation threatened against us or any consolidated subsidiary, other than routine litigation and administrative proceedings arising in the ordinary course of business. Such proceedings are not expected to have a material adverse effect on the business, financial conditions, or results of our operations.

17. ADDITIONAL INFORMATION.

This Offering Memorandum is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offering Memorandum does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to accept this Offer with respect to your Eligible Options:

1. Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 1, 2007, including all materials and documents incorporated by reference therein and filed therewith.

2. Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 10, 2007 including all materials and documents incorporated by reference therein and filed therewith.

3. Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 9, 2007 including all materials and documents incorporated by reference therein and filed therewith.

4. Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2007.

5. Current Reports on Form 8-K, filed with the SEC on February 6, 2007; March 27, 2007; April 20, 2007; May 22, 2007; June 6, 2007; June 11, 2007; June 22, 2007; and July 30, 2007.

6. Registration Statement on Form S-8, filed with the SEC on September 22, 2003, with respect to the 2003 Plan.

7. Registration Statement on Form S-8, filed with the SEC on April 27, 2005, with respect to the 2004 Plan.

8. All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since December 31, 2006, including all materials incorporated by reference therein.

9. The description of the Common Stock of the Company contained in Pre-Effective Amendment Number 1 to the Registration Statement on Form N-2 filed with the Commission by the Registrant on August 12, 1997, and all amendments or reports filed with the purpose of updating such description.

You can receive copies of these filings and other information, at prescribed rates, from the SEC by addressing written requests to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. In addition, you can read such reports, proxy and information statements, and other information at the public reference facilities at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding registrants such as American Capital that file electronically with the SEC. The address of the SEC web site is www.sec.gov.

We will also provide without charge to each person to whom we deliver a copy of this Offering Memorandum, upon his or her written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to these documents (unless the exhibits are specifically incorporated by reference into the documents). Requests should be directed to:

SANDRA SUSSMAN

AMERICAN CAPITAL STRATEGIES, LTD.

2 BETHESDA METRO CENTER

14TH FLOOR

BETHESDA, MD 20814

or by emailing us at Sandra.Sussman@americancapital.com, or by telephoning us at (301) 951-6122 between 9:00 a.m. and 5:00 p.m., Eastern Time.

As you read the documents listed in this Section 17, you may find some inconsistencies in information from one document to another. Should you find inconsistencies between the documents, or between a document and this Offering Memorandum, you should rely on the statements made in the most recent document.

The information contained in this Offering Memorandum about American Capital should be read together with the information contained in the documents to which we have referred you.

18.	FORWARD-LOOKING STATEMENTS; MISCELLANEOUS.

This Offering Memorandum and our SEC reports referred to above include forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. However, the safe harbors of Section 27A of the Securities Act and 21E of the Exchange Act do not apply to statements made in connection with this Offer. These forward-looking statements involve risks and uncertainties that include, among others, those set forth in the section above entitled “Risk Factors Related to the Offer.” More information about factors that potentially could affect our financial results is included in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on March 1, 2007, and our Quarterly Report on Form 10-Q for the period ended March 31, 2007 filed with the SEC on May 10, 2007.

We will assess whether we are permitted to make the Offer in all jurisdictions. In the event that we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform you of this decision. If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will amendments be accepted from or on behalf of, the Eligible Optionees residing in that jurisdiction.

The Board recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and you should consult your personal advisors if you have questions about your financial or tax situation. The information about this Offer from American Capital is limited to this document, the Exhibits to the Schedule TO available at www.sec.gov and the Attachments hereto.

ATTACHMENT A

FORM OF NOTICE TO ALL ELIGIBLE OPTIONEES

FORM OF NOTICE TO ALL ELIGIBLE OPTIONEES

To:	[NAME]
From:	Lionel Ferguson
Subject:	Important Information Concerning Certain of Your ACAS Stock Options

You recently received an email from me, advising you that certain stock options you hold under either the 2003 Stock Option Plan or the 2004 Stock Option Plan have been determined, under final Section 409A Treasury Regulations that will become effective on January 1, 2008, to be discounted for federal income tax purposes (i.e., the exercise price may be deemed to be less than the fair market value of the stock on the date of the grant). Options granted under these Plans had their exercise, or strike, prices reduced subsequent to the date of grant to reflect the payment by the Company of cash dividends each quarter until that declining exercise price feature was suspended following the first quarter of 2005. As a result of this reduction in the exercise price, a portion of the stock options that you hold could be subject to adverse tax consequences.

I also advised you that we intend to offer current employees who hold these discounted stock options the opportunity to “cure” them, and encouraged you to attend one of several scheduled informational presentations during which we will explain how. This Notice formally introduces you to our offer to amend certain of your discounted options to increase the exercise price. If you elect to amend your options in connection with this offer, you also will be entitled to receive a cash payment in mid-January 2008 equal to the Black-Scholes price differential between your discounted option and the fair market value on the original date of grant, which formula is more completely described in the enclosed materials.

The stock option amendment program is being conducted through a “tender offer” by which you can elect to amend your eligible stock options as described above. By accepting the offer, your eligible options will be amended and should no longer be subject to adverse tax treatment based on the discount.

The Offer to Amend Eligible Options, which was filed August 29, 2007 with the Securities and Exchange Commission, is enclosed with this Notice. The document contains specific details about the tender offer, including Frequently Asked Questions, which we encourage you to review carefully. Also enclosed is a personalized Election Form that describes the details of your Eligible Options.

IMPORTANT: Whether or not you intend to participate in the tender offer, you must complete, sign and submit to Sandra Sussman in the Human Resources Department an executed copy of your personalized Election Form, via any of the delivery methods described in the enclosed materials, prior to 11:59 p.m., Eastern Time Monday, October 1, 2007 (or a later time if the offer is extended).

Finally, we will be holding several informational sessions, scheduled for 5 p.m. Eastern Time on Wednesday, September 5 and 4 p.m. Eastern Time on each of Friday, September 14, Tuesday, September 18 and Wednesday, September 19, all at our Bethesda offices in the Washington Room at 7600 Wisconsin Avenue, to:

•	Explain the potentially adverse tax impact of Section 409A;

•	Explain how we are offering to address the situation, the mechanics of the tender offer and the decisions you need to make; and

•	Answer any questions you may have on the terms of the tender offer.

Please plan to attend one of the scheduled information sessions. If you are unable to attend in person, you may call in and listen to the presentation at the following number 1-605-725-4810, ID 11906#.

If you believe you have not received the necessary documentation in connection with the tender offer, or if you have any questions about the documentation you have received, please email your question to sandra.sussman@americancapital.com.

Participation in the tender offer is voluntary, but may enable you to eliminate or minimize the potentially adverse personal income tax consequences you may otherwise incur with respect to your affected stock options under Section 409A. We strongly recommend that you consult with your personal financial, tax and legal advisors to determine the tax consequences of electing or declining to participate in the tender offer.

ATTACHMENT B

FORM OF ELECTION FORM

FORM OF ELECTION FORM

OFFER TO AMEND ELIGIBLE OPTIONS

I hereby make the following election with respect to my Eligible Option(s) in the Offer made by American Capital Strategies, Ltd. (“ACAS”) pursuant to the Offer to Amend Eligible Options dated August 29, 2007 (the “Offering Memorandum”). Capitalized terms not otherwise defined in this Election Form shall have the meaning set forth in the Offering Memorandum.

Subject to the foregoing, with respect to each Eligible Option identified in the table below, I hereby elect to amend or not amend all of my Eligible Option(s) as identified in the table below:

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options(1) ($)	Shares Subject to Eligible Options (#)	Adjusted Exercise Price(2) ($)	Cash Payment - Black Scholes Price Differential(3) ($)
		$		$	$
		$		$	$
		$		$	$
		$		$	$
		$		$	$

ELECT TO AMEND ALL ELIGIBLE OPTIONS:

☐    Yes  ☐    No

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

I hereby agree that, unless I revoke my election before 11:59 p.m., Eastern Time, on October 1, 2007 (or a later expiration time if ACAS extends the Offer), my election will be irrevocable, and if accepted by ACAS, this Election Form shall operate to amend the Eligible Option as outlined above and to eliminate the declining exercise price feature, subject to the terms and conditions described in the Offering Memorandum.

I hereby acknowledge that I may change the terms of my election by submitting a new Election Form via e-mail, hand delivery, facsimile, inter-office mail or U.S. mail (or other postal service), as more fully instructed in the enclosed materials, to Sandra Sussman in the Human Resources Department. Any change of election received after the Expiration Time will be void and of no effect.

I agree that my decision to amend or not amend all of my Eligible Option(s) in the Offer is entirely voluntary and is subject to the terms of the Offer. I further understand and agree I am not required to tender my Eligible Option(s). I understand that, whether I hold one or more than one Eligible Option, if I elect to participate in the Offer I must tender all of my Eligible Options and each of my Eligible Options will be amended upon the delivery of this signed Election Form to ACAS prior to the Expiration Time.

I acknowledge and agree that neither the ability to participate in the Offer nor actual participation in the Offer shall be construed as a right to continued employment with ACAS (except on an at-will basis, unless otherwise required by local law). I agree that, except as set forth in the Offering Memorandum, ACAS has made no representations or warranties to me regarding this Offer or the future pricing of ACAS stock, and that my participation in this Offer is at my own discretion.

If I exercise my Eligible Option(s) prior to the conclusion of this Offer, I will no longer be eligible to tender my Eligible Option(s) as to the portion that has been exercised and any election I have made as to such exercised portion will be of no further force and effect. If my service with ACAS terminates prior to the Expiration Time, I understand that I will no longer be eligible to participate in the Offer and any election I have made to amend my Eligible Option(s) will be of no further force and effect.

I agree that to ensure timely payment of the Cash Payment, I will provide ACAS with any changes in my mailing address and e-mail address prior to the payment of the Cash Payment.

I hereby acknowledge and agree that neither ACAS nor any of its respective employees or agents has made any recommendation to me as to whether or not I should accept the Offer to amend my Eligible Option(s) and that I am not relying on any information provided or representation made by any ACAS or any of its respective employees or agents in accepting or rejecting the Offer, other than any information contained in the Offering Memorandum. I acknowledge that I have been afforded the opportunity to consult with my own investment, legal and tax advisors before making this election and that I have knowingly done so or knowingly declined to do so.

I understand that I should keep a copy of this completed Election Form as well as a copy of any delivery receipt that I receive upon submitting the Election Form.

I understand that an Election Confirmation Statement will be sent to me within three business days after the date on which ACAS receives this Election Form. In addition, within three business days after the Expiration Time, the Final Election Confirmation Statement that confirms the last election that I made for my Eligible Option(s) as of the Expiration Time will be sent to me. I agree that I will keep a copy of all Election Confirmation Statement(s) and the Final Election Confirmation Statement that I receive. In the event that I do not receive an Election Confirmation Statement(s) or the Final Election Confirmation Statement confirming my elections in the time frames described above, I understand that it is my responsibility to send a copy of this Election Form, any delivery receipt and any Election Confirmation Statement(s) or Final Election Confirmation Statement that I did receive to Sandra Sussman in the Human Resources Department to evidence proper and timely submission of my Election Form.

I AGREE THAT ACAS SHALL NOT BE LIABLE FOR ANY COSTS, TAXES, LOSS OR DAMAGE THAT I MAY INCUR THROUGH MY ELECTION TO PARTICIPATE IN OR TO DECLINE TO PARTICIPATE IN THIS OFFER.

Optionee Signature

Optionee Name (Please Print)	ACAS E-mail Address	Date

PLEASE SEND THE COMPLETED ELECTION FORM TO SANDRA SUSSMAN IN THE HUMAN RESOURCES DEPARTMENT, VIA E-MAIL, HAND DELIVERY, FACSIMILE, INTER-OFFICE MAIL OR U.S. MAIL (OR OTHER POSTAL SERVICE), SO THAT IT IS RECEIVED NO LATER THAN 11:59 P.M., EASTERN TIME, ON MONDAY, OCTOBER 1, 2007 (OR A LATER EXPIRATION DATE IF ACAS EXTENDS THE OFFER). IT IS YOUR RESPONSIBILITY TO ENSURE THAT THE ELECTION FORM IS SUBMITTED TO ACAS PRIOR TO THE EXPIRATION TIME.

ATTACHMENT C

FORM OF NOTICE REGARDING FAILURE TO MAKE AN ELECTION

FORM OF NOTICE REGARDING FAILURE TO MAKE AN ELECTION

To:            [NAME]

From:        Human Resouces Department - American Capital Strategies, Ltd.

Subject:    Reminder: Tender Offer Election Required - DUE OCTOBER 1, 2007

REMINDER

DEADLINE: 11:59 P.M., EASTERN TIME, MONDAY, OCTOBER 1, 2007

To all Eligible Optionees in the Offer:

The Offer to amend your Eligible Option(s) will expire at 11:59 p.m., Eastern Time, on Monday, October 1, 2007 unless we extend the Offer. All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options (the “Offering Memorandum”) filed with the U.S. Securities and Exchange Commission on August 29, 2007 and separately mailed to you. As of today, we have not received an Election Form from you.

If you decide to accept the Offer with respect to your Eligible Option(s), you must submit your Election Form in accordance with the instructions set forth in the Election Form and the Offering Memorandum. The submission must be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect your Eligible Option(s), you must submit an Election Form reflecting your rejection of the Offer.

If you have any questions regarding the Offer or the Election Form, please contact Sandra Sussman in the Human Resources Department.

ATTACHMENT D

FORM OF NOTICE: ELECTION CONFIRMATION STATEMENT

(PRE-EXPIRATION TIME)

FORM OF NOTICE: ELECTION CONFIRMATION STATEMENT (PRE-EXPIRATION TIME)

Dear [Name]:

Under the terms of the Offer, we have received your Election Form and you have elected the following:

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options(1) ($)	Shares Subject to Eligible Option (#)	Adjusted Exercise Price(2) ($)	Cash Payment - Black Scholes Price Differential(3) ($)

		$		$	$

		$		$	$

		$		$	$

		$		$	$

		$		$	$

ELECTION TO AMEND ALL ELIGIBLE OPTIONS:

☐    Yes      ☐    No

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

We strongly encourage you to keep a copy of this page for your records.

You may change your previously submitted Election Form at any time prior to 11:59 p.m. on October 1, 2007 (the “Expiration Time”). You may change your previously submitted election more than once. To submit a change to your election during the Offer, you must submit a copy of a new Election Form to Sandra Sussman in the Human Resources Department by any of the following methods: via fax at (301) 841-2045, hand delivery, e-mail at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman. You should make a copy of your revised Election Form and retain any delivery receipts, and keep these documents with your other records for this Offer.

All capitalized terms not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options filed with the Securities and Exchange Commission on August 29, 2007 and separately mailed to you.

Your most recent Election Form submitted to Sandra Sussman in the Human Resources Department before the Expiration Time will be the form considered for acceptance by American Capital.

A Final Election Confirmation Statement will be sent to you within three business days following the Expiration Time. The Final Election Confirmation Statement should contain the same information as the most recent Election Confirmation Statement that you previously received from the Human Resources Department.

In the event that you do not receive the Final Election Confirmation Statement confirming your election in the time frame so described, please send a copy of your Election Form(s), delivery receipt(s) and any Election Confirmation Statement(s) that you did receive to Sandra Sussman by any of the following methods: via fax at (301) 841-2045, hand delivery, e-mail at Sandra.Sussman@americancapital.com, or U.S. mail, courier or express delivery service to American Capital Strategies, Ltd., 2 Bethesda Metro Center 14th Floor Bethesda, MD 20814, Attention: Sandra Sussman, in order to evidence proper and timely submission of your election(s).

Please note that our receipt of your Election Form and your receipt of this Election Confirmation Statement are not by themselves an acceptance of your election. Your Eligible Option is not deemed amended pursuant to the terms and conditions of the Offer until you receive a Final Election Confirmation Statement from us after the Expiration Time (or such later time if the Offer is extended).

ATTACHMENT E

FORM OF NOTICE: FINAL ELECTION CONFIRMATION STATEMENT

(POST-EXPIRATION TIME – OFFER PARTICIPANTS)

FORM OF NOTICE: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME - OFFER PARTICIPANTS)

To:        [Name]

From:    Human Resources Department - American Capital Strategies, Ltd.

Subject: Statement Regarding Final Election Confirmation Statement: Post-Expiration Time - Offer Participants

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election with respect to your Eligible Option(s). You have elected to tender all of your Eligible Options as set forth below.

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options(1) ($)	Shares Subject to Eligible Options (#)	Adjusted Exercise Price (2) ($)	Cash Payment - Black Scholes Price Differential(3) ($)
		$		$	$
		$		$	$
		$		$	$
		$		$	$
		$		$	$

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

Promise to Make Cash Payment: In addition, as a result of the amendment of your Eligible Option(s), you are entitled to receive the Cash Payment(s) described above, payable at such time, and subject to the terms and conditions, as set forth in the Offering Memorandum.

We strongly encourage you to keep a copy of this page for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and American Capital with respect to the Offer.

ATTACHMENT F

FORM OF NOTICE: FINAL ELECTION CONFIRMATION STATEMENT

(POST-EXPIRATION TIME – OFFER NON-PARTICIPANTS)

FORM OF NOTICE: FINAL ELECTION CONFIRMATION STATEMENT (POST-EXPIRATION TIME - OFFER NON-PARTICIPANTS)

To:         [Name]

From:     Human Resources Department - American Capital Strategies, Ltd.

Subject: Final Election Confirmation Statement - Post-Expiration Time - Offer Non-Participants

This notice is to inform you that we have completed our Offer pursuant to the Offer to Amend Eligible Options (the “Offering Memorandum”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Offering Memorandum.

Pursuant to the Offer, we have accepted your election with respect to your Eligible Option(s). You have elected NOT to tender your Eligible Options.

Eligible Option (Grant Number)	Original Date of Grant	Current Exercise Price of Eligible Options(1) ($)	Shares Subject to Eligible Option (#)	Adjusted Exercise Price(2) ($)	Cash Payment - Black Scholes Price Differential(3) ($)
				$	$0.00
				$	$0.00
				$	$0.00
				$	$0.00
				$	$0.00

(1)	The Current Exercise Price is the exercise price of the Eligible Option, including a reduction for all dividends paid since the original date of grant through the date the declining exercise price feature was suspended in 2005.

(2)	The Adjusted Exercise Price reflects the price of the option at the original date of grant, prior to any dividend payment reduction.

(3)	The Black-Scholes Price Differential for an Eligible Option is the difference between the Black-Scholes value on August 21, 2007 of (i) an American Capital option at the Adjusted Exercise Price and (ii) an American Capital option at the Current Exercise Price of the Eligible Option that reflects a reduction for dividends paid.

We strongly encourage you to keep a copy of this page for your records.

This Final Election Confirmation Statement and the Offering Memorandum reflect the entire agreement between you and American Capital with respect to the Offer.